EXHIBIT 10.106

STOCK PURCHASE AGREEMENT
by and among

Xfone, Inc.
a Nevada Corporation,

as Purchaser,

NTS Communications, Inc.,

a Texas corporation,

as the Company,

and

The Shareholders of the Company,

set forth herein

as Sellers

August 22, 2007

TABLE OF CONTENTS

Article I Definitions.	1

1.1 Defined Terms	1
1.2 References and Titles	12

Article II Contemplated Transactions	13

2.1 Transaction	13
2.2 Purchase Price; Payment and Working Capital Adjustment	13
2.3 The Closing	17
2.4 Distribution Prior to Closing	17
2.5 Conditions to Purchaser’s Obligation to Close	18
2.6 Conditions to Company’s and Sellers’ Obligations to Close	20
2.7 Items to be Delivered by the Sellers and the Company	21
2.8 Items to be Delivered by Purchaser	21

Article III Seller’s Representations and Warranties Concerning Transaction	22

3.1 Organization of Seller	22
3.2 Authorization of Transaction	22
3.3 Required Regulatory Approvals and Filings; Consents	22
3.4 Non-contravention	22
3.5 Company Shares	23
3.6 Brokers’ Fees	23
3.7 Knowledge, Access and Sophistication	23
3.8 Tax Matters	23
3.9 No Other Seller Representations	24
3.10 Jackson Walker	24

Article IV Purchaser’s Representations and Warranties	24

4.1 Organization of Purchaser	24
4.2 Authorization of Transaction	24
4.3 Required Regulatory Approvals and Filings; Consents	24
4.4 Non-contravention	25
4.5 Issuance of Shares	25
4.6 Purchaser’s SEC Filings and Financial Statements	25
4.7 Financing	26
4.8 Brokers’ Fees	26
4.9 Investment Representations	26
4.10 No Knowledge of Certain Conditions	26
4.11 Due Diligence Investigation; No Representations or Warranties	26
4.12 No Other Purchaser Representations	26

Article V Representations and Warranties of the Company	27

5.1 Organization, Qualification, and Corporate Power	27
5.2 Capitalization	27
5.3 Subsidiaries	27
5.4 Non-contravention	27
5.5 Brokers’ Fees	28
5.6 Title and Sufficiency of Assets	28
5.7 Licenses, Permits, Compliance	28
5.8 Financial Statements	29
5.9 Events Subsequent to Most Recent Financial Statements	29
5.10 Undisclosed Liabilities	31
5.11 Legal Compliance	31
5.12 Tax Matters	31
5.13 Real Property, Network	32
5.14 Intellectual Property	34
5.15 Contracts	35
5.16 Customers and Suppliers	36
5.17 Inventories	37
5.18 Notes and Accounts Receivable	37
5.19 Powers of Attorney; Authorized Signatories; Bank Accounts	37
5.20 Litigation	37
5.21 Warranties	37
5.22 Employees	37
5.23 Transactions with Affiliates	38
5.24 Employee Benefits	39
5.25 Guaranties	40
5.26 Insurance	40
5.27 Environmental Matters	40
5.28 Certain Payments	41
5.29 Disclosure	41

Article VI Pre Closing Obligations	42

6.1 General	42
6.2 Regulatory Matters and Approvals	42
6.3 Operation of Business	42
6.4 Notice of Developments	43
6.5 Exclusivity	44
6.6 Risk of Customer Loss	44
6.7 Public Disclosure.	45
6.8 AMEX and Shareholder Approval; Information Statement	45
6.9 Metro Tower Inspection and Abatement Matters	47
6.10 Insurance	48
6.11 Levelland Segregated Account	48

Article VII Remedies for Breaches of this Agreement	49

7.1 Termination Events	49
7.2 Effect of Termination	49
7.3 Survival of Representations, Warranties and Covenants	50
7.4 Indemnification Provisions for Purchaser’s Benefit	50
7.5 Indemnification Provisions for Seller’s Benefit	51
7.6 Indemnification Procedures	52
7.7 Other Indemnification Provisions	53
7.8 Exclusive Remedy; Escrow	54

Article VIII Post-Closing Covenants & Other Agreements	55

8.1 Non-Participating Shareholders	55
8.2 Indemnification	55
8.3 Employee Benefits	55
8.4 Further Assurances	55
8.5 Third Party Beneficiaries	55
8.6 Metro Tower Disclaimer	56
8.7 Releases	56

Article IX Miscellaneous	57

9.1 No Third-Party Beneficiaries	57
9.2 Succession and Assignment	57
9.3 Notices	57
9.4 Amendments and Waivers	59
9.5 Severability	59
9.6 Expenses	59
9.7 Construction	59
9.8 CONSULTATION WITH INDEPENDENT COUNSEL	60
9.9 Governing Law; Choice of Forum	60
9.10 Consent to Jurisdiction; Venue	60
9.11 Incorporation of Annexes, and Schedules	61
9.12 Entire Agreement	61
9.13 Counterparts	61

Exhibits

Exhibit A—Release
Exhibit B—Escrow Agreement
Exhibit C—Lease Agreement
Exhibit D—Non-Compete Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on this 22 day of August, 2007 (the “Effective Date”), by and among Xfone, Inc., a Nevada corporation (“Purchaser”), NTS Communications, Inc., a Texas corporation (the “Company”), and each of the persons identified on the signature page of this Agreement (each a “Seller” and collectively, the “Sellers”).  The Purchaser, the Company and each Seller is referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers in the aggregate own 1,077,618 shares of Common Stock of the Company, representing more than 80% of the Equity Interests entitled to vote with respect to the election of members of the Board of Directors of the Company; and

WHEREAS, each Seller desires to sell, and Purchaser desires to acquire, all of the Seller’s Equity Interests in the Company; and

WHEREAS, the Parties hereto desire to set forth the terms pursuant to which the transactions described above shall be consummated.

NOW, THEREFORE, in consideration of the above premises and the respective representations, warranties, agreements and conditions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“Abatement Matters” has the meaning set forth in Section 6.9(c).

“Adverse Consequences” means, with respect to any Person, all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, Damages, Liabilities, Taxes and Liens.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of an Equity Interest entitled to cast more than fifty percent (50%) of the votes entitled to be cast with respect to the election of members of the Board of Directors or other governing body of such Person.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a), or any consolidated, combined, unitary, or similar group under a similar provision of any state, local or foreign Tax Law.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocable Sale Price” has the meaning set forth in Section 2.2(b).

“Allocable Share” means, with respect to a holder of Equity Interests, or any group thereof, receiving a particular distribution of money or property, or being subject to a particular adjustment or Liability, the fraction obtained by dividing the Equity Interests of that holder by the Equity Interests of all holders, or of all holders that are members of the group in question.

“AMEX” has the meaning set forth in Section 2.2(c).

“Arbitrator” has the meaning set forth in Section 2.2(e).

“Assignment” has the meaning set forth in Section 2.5(s).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in Dallas, Texas are authorized or required to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 7.6(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended (and reference to a Code section refers also to all temporary and final treasury regulations thereunder).

“Common Stock” means the Company’s Common Stock, no par value per share.

“Communications Licenses” means Permits issued by the FCC, State PUCs or any other Governmental Authority that regulates telecommunications in each applicable jurisdiction in which the Company or its Subsidiaries conducts business.

“Company” has the meaning set forth in the first paragraph of this Agreement and including all of the Subsidiaries of the Company.

“Company Shares” means all of the Company’s Common Stock.

“Company Releasees” has the meaning set forth in Section 8.7(a).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including but not limited to the transactions contemplated in Article II.

“Contract” means all agreements, contracts, obligations or undertakings, written or oral; provided, that in the case of any oral agreement, contract, obligation or undertaking, such agreement, contract, obligation or undertaking involves consideration in excess of $1,000 (including any amendments and other modifications thereto).

“Current Assets” shall mean the sum of those accounts required to be included in the determination of current assets in accordance with GAAP and consistent with the Company’s Financial Statements, including the following accounts: (i) cash, (ii) accounts receivable, net of allowances for bad debts, (iii) miscellaneous current receivables, (iv) accounts receivable for unbilled revenues, (v) prepaid insurance, (vi) other prepaid expenses, (vii) inventory interconnect equipment, (viii) accrued interest receivable net of intercompany accrued interest, and (ix) other current assets; provided that the foregoing accounts shall be adjusted appropriately to exclude intercompany or similar duplicating accounts, and provided further that Current Assets shall not include any Levelland Investment.

“Current Liabilities” shall mean the sum of those accounts required to be included in the determination of current liabilities in accordance with GAAP and consistent with the Company’s Financial Statements, including the following accounts: (i) accounts payable – trade, (ii) accrued expenses, (iii) accrued payroll taxes, (iv) accrued payroll, (v) other accrued taxes, (vi) accrued other expense and (vii) other current liabilities; provided that the foregoing shall be adjusted appropriately to exclude intercompany or similar duplicating accounts and shall not include any Levelland Debt.

“Damages” means any and all obligations, damages, losses, liabilities, fines, penalties, judgments, amounts paid in settlement, diminution in value whether or not involving a Third Party claim and all costs and expenses (including court costs and legal and other professional fees and expenses) actually incurred in investigating, defending and preparing for any claim, demand, charge, suit, litigation or judicial or administrative proceeding.

“Deductible” has the meaning set forth in Section 7.4(b).

“Dispute Statement” has the meaning set forth in Section 7.6(b).

“DOL” has the meaning set forth in Section 5.24(b).

“Due Diligence Materials” means (a) all due diligence materials provided for review or distributed in written, electronic or digital form by Seller, the Company or their respective representatives to Purchaser or its representatives, (b) all written or electronic answers provided by Seller, the Company or their respective representatives to questions of Purchaser or its representatives, and (c) all materials contained in data rooms established for purposes of providing due diligence materials to Purchaser or its representatives provided by Seller, the Company or their respective representatives to Purchaser or its representatives.

“Effective Date” has the meaning set forth in the preamble hereof.

“Election Period” has the meaning set forth in Section 2.2(c).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind maintained by the Company and any ERISA Affiliate to which the Company contributes or has contributed.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Permits” has the meaning set forth in Section 5.27(e).

“Environmental Requirements” shall mean, as amended and as now in effect, all Legal Requirements concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.

“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other person or entity under common control with the Company or its parent, as applicable, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the Escrow Agent provided for in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.5(m).

“Escrow Amount” has the meaning set forth in Section 2.2(b)(ii).

“Estimated Working Capital” shall mean an estimate of the positive difference between the Current Assets and the sum of Current Liabilities and Other Liabilities of the Company on the day preceding the Closing, determined by the Sellers in accordance with Section 2.2.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall mean January 15, 2008 or such later date as determined pursuant to the terms and conditions of Section 6.8(d).

“Fair Market Value” means, as of any date, the value of Xfone Common Stock as determined below. The Fair Market Value on any date on which shares of Xfone Common Stock are registered under Section 12 of the Exchange Act (a) if the Xfone Common Stock is admitted to quotation on the Nasdaq over the counter market or any interdealer quotation system and closing prices are reported, the Fair Market Value on any date shall be the average of the closing prices reported for the Xfone Common Stock on such market or system for the ten (10) trading days preceding such date on which a closing price is report or, if closing prices are not reported, the Fair Market Value on any given date shall be the average of the following for the ten (10) trading days preceding such date: the average of the highest bid and lowest asked prices of the Xfone Common Stock reported for each such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, (b) if the Xfone Common Stock is admitted to trading on a national securities exchange, including the New York Stock Exchange, AMEX and the Nasdaq National Market, or Nasdaq Small Cap Market, the Fair Market Value on any date shall be the average of the closing price reported for the Xfone Common Stock on such exchange or system for the ten (10) trading days preceding such date on which a closing price was report, or (c) in the absence of an established market for the Xfone Common Stock, the Fair Market Value determined in good faith by the Purchaser and the Sellers’ Representative and such determination shall be conclusive and binding on all persons.

“FCC” means the Federal Communications Commission.

“Filing” means all filings, notices, reports, returns, registrations, statements or applications, together with any amendments thereto, required to be filed with any Governmental Authority under any Legal Requirements other than those for which the failure to file will not have any Adverse Consequences.

“Financial Statements” has the meaning set forth in Section 5.8.

“Financing Documents” has the meaning set forth in Section 6.8(d)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, county or municipal government, any agency or commission with statewide jurisdiction, any court or Arbitrator in any case that has jurisdiction over Seller, the Company or Purchaser or any of their respective properties or assets.

“Governmental Authorization” means any approval, consent, assignment, novation, exemption, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Material” means:  (i) any “hazardous substance,” “hazardous waste” or “solid waste,” as defined by CERCLA, any analogous state or local statutes, or any regulations promulgated thereunder, (ii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Requirement, (iii) any radioactive material and any source, special or byproduct material as defined in 42 U.S.C. § 2011 et seq. and any amendments or authorizations thereof, (iv) any asbestos-containing materials in any form or condition, (v) any polychlorinated biphenyls in any form or condition and (vi) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“Hazardous Materials Activities” has the meaning set forth in Section 5.27(d).

“Improvements” means all improvements and fixtures included in a parcel of real property.

“Income Tax” means any Tax based upon or calculated with respect to net income or profits, including a franchise tax the computation of which is based in whole or part upon net or taxable income.

“Indemnified Party” has the meaning set forth in Section 7.6(a).

“Indemnifying Party” has the meaning set forth in Section 7.6(a).

“Independent Accounting Firm” shall mean Deloitte & Touche LLP or if the managing partner of their Dallas office should be unable or unwilling to designate a Person to  be the Arbitrator, another firm of independent accountants agreed upon by the Purchaser and the Sellers’ Representative, or failing such agreement, designated by agreement among the lead audit partners for the Company’s and the Purchaser’s respective independent accountants.

“Inspection Period” has the meaning set forth in Section 6.9(a).

“Intellectual Property” means all of the following, if any: (i) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, and rights in telephone numbers and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets, (vi) all computer software, (vii) all advertising and promotional materials, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” has the meaning set forth in Section 5.24(b).

“Knowledge” means (i) with respect an individual, that such individual is actually aware of that fact or matter or could reasonably be expected to discover or otherwise become aware of such fact or matter upon due inquiry, and (ii) with respect to a Person (other than an individual), that any individual who is serving as a director, officer, partner, executor, or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter as set forth in (i) above.

“Lease Agreement” has the meaning set forth in Section 2.5(o).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leases” means all leases, collocation agreements, subleases, or other occupancy agreements pursuant to which the Company occupies Leased Real Property, including all amendments, extensions, renewals, guaranties, with respect thereto, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, binding directive, principle of common law, code, regulation, statute or treaty (including without limitation, (i) the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or its Subsidiaries operates; (ii) the rules, regulations, orders, and policies of the FCC and State PUCs, (iii) any and all Universal Service Fund obligations, and (iv) the Communications Assistance to Law Enforcement Act).

“Levelland Debt” shall mean any indebtedness of the Company or any Subsidiary incurred in connection with the Levelland Project, including Levelland RDUP Debt and any other indebtedness and the current portion thereof incurred and deposited into the Levelland Segregated Accounts.

“Levelland Equity” shall mean the aggregate of all amounts, from whatever source derived (with the exception of any amounts of Levelland RDUP Debt), deposited or contributed by or on behalf of the Company, from time to time, into the Levelland Segregated Accounts, but not, in any event, to exceed $2,420,000.  The application of the foregoing may result in the amount of the Levelland Equity exceeding the aggregate balance held in the Levelland Segregated Accounts on any measurement date.

“Levelland Investment” shall mean any amounts held in accounts by the Company or any Subsidiary, but restricted for use in connection with the Levelland Project, or any other current asset of the Company that is restricted in its use or application to expenditures or other uses in connection with the Levelland Project.

“Levelland Project” means the fiber optic network build-out project expected to be undertaken by the Company in Levelland and Smyer, Texas.

“Levelland RDUP Debt” shall mean any indebtedness of the Company or any Subsidiary provided through the Rural Development Utilities Program.

“Levelland Segregated Accounts” shall mean any account or accounts held, owned or otherwise set aside by the Company or any Subsidiary containing funds that are restricted for use or application to expenditures in connection with the Levelland Project.

“Liability” means any liability or obligation of whatever kind or nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any charge, claim, equitable interest, lien, mortgage, security interest, pledge, deposit, encumbrance, right of purchase, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to any Person, any effect or change that could reasonably be expected to be material and adverse to the business, assets, condition (financial or otherwise), operating results or operations of that Person, taken as a whole, or on the ability of that Person to conduct its business as the business is currently being conducted or to consummate timely the transactions contemplated hereby, excluding any such effect of change which (a) affects the economy generally or (b) affects the national, regional or local telecommunications industry as a whole and does not affect the Company materially differently from other companies in the same industry.

“Material Agreements” has the meaning set forth in Section 5.15.

“Metro Tower” means that certain land and the 20 story building thereon commonly known as 1220 Broadway Street, Lubbock, Texas, together with the parcels of property owned by NTS Management which provide parking for such building and which are commonly known as 1220 Broadway Street, Lubbock, Texas  79414, and together with the parcels owned by NTS Management, those parcels of real property leased by NTS Management, located in Lubbock, Texas at 1221 Main Street, 1301 10th Street, 1402 Main Street, 1220 Broadway and 1219 Broadway under the Parking Lot Leases.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 5.8.

“Most Recent Fiscal Month End” has the meaning set forth in Section 5.8.

“Net Purchase Price” has the meaning set forth in Section 2.2(b)(iv).

“Non-Participating Shareholder” has the meaning set forth in Section 8.1.

“Non-Participating Shareholders Holdback” has the meaning set forth in Section 2.2(a).

“NTS Landlord” means Shareholder Value, Ltd, lessor under the NTS Headquarters Lease.

“NTS Management” means NTS Management Company, L.L.C., a Texas limited liability company, and a wholly-owned subsidiary of the Company.

“NTS Properties” means NTS Properties, L.C., a Texas limited liability company and wholly owned Subsidiary of the Company that serves as the general partner of NTS Landlord.

“Objections” has the meaning set forth in Section 6.9(b).

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) or consistent with that Person’s existing budget and business plan for the current year.

“Organizational Documents” means as applicable, the certificate of incorporation, articles of incorporation, bylaws, certificate of limited partnership, partnership or limited partnership agreement, articles of organization, certificate of organization, certificate of formation, regulations, operating agreement, joint venture agreement and each other Contract or instrument and any amendments to any of the foregoing (i) pursuant to which a Person is established and organized, or (ii) which establishes the governance of such Person.

“Other Liabilities” shall mean all the liabilities, other than Current Liabilities, of the Company required to be included in the Company’s balance sheet in accordance with GAAP and consistent with the Company’s Financial Statements, including but not limited to the following accounts:  (i) Performance Targets; (ii) Long Term Portion—City Bank; (iii) Equipment Loan—GE Capital, and (iv) Other Long Term Liabilities.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications systems, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements, and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Parking Lot Leases” means those leases by NTS Management of parking lots serving the Metro Tower.

“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

“Performance Targets” means all matters arising from or relating to designated performance guarantees, goals, targets, thresholds, formulas or the like under any Contracts for which the failure to attain or exceed may result in recourse against the Company, including but not limited to an adjustment to the remuneration that has been paid, is being paid or may be paid to the Company under such Contract.

“Permits” means all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

“Permitted Encumbrances” means: (i) all of the Company’s and its Subsidiaries obligations, including performance obligations, under the Contracts to which they are a party, (ii) the Legal Requirements applicable to the Company and its Subsidiaries and their respective assets and businesses, including those arising under the Communications Licenses, (iii) Taxes, assessments and other governmental levies, fees, or charges that are (A) not due and payable as of the Closing Date or (B) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and are included in the Company’s Financial Statements; (iv) mechanics’, material suppliers’, carriers’, warehousemans’, landlords’, and other similar liens incurred in the Ordinary Course of Business for amounts that are (A) not due and payable as of the Closing Date and for which appropriate reserves have been established in accordance with GAAP and are included in the Company’s Financial Statements; or (B) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and are included in the Company’s Financial Statements; (v) zoning, building codes and other land use Legal Requirements regulating the use, occupancy or improvement of any Owned Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the Company’s business as currently conducted thereon; (vi) easements, reservations, covenants, conditions, restrictions, encroachments, and other non-monetary Liens affecting title that do not impair the use or occupancy of such Real Property in the operation of the Company’s and its Subsidiaries respective business as currently conducted thereon or create any Liability; and (vii) the matters identified on Schedule 1.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Distribution” has the meaning set forth in Section 2.4(a).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.4(a).

“Purchaser Shareholder Consent” has the meaning set forth in Section 6.8(b).

“Purchaser Shareholder Vote” has the meaning set forth in Section 6.8(b).

“Purchaser’s Disclosure Schedules” has the meaning set forth in the first paragraph of Article IV.

“Purchaser’s Offer” has the meaning set forth in Section 2.2(c)(i).

“Purchaser’s Required Consents” has the meaning set forth in Section 4.3.

“Real Property” has the meaning set forth in Section 5.13(b)(ix)

“Real Property Permits” has the meaning set forth in Section 5.13(c).

“Required Consents” means the Company Required Consents, the Purchaser’s Required Consents, the Seller’s Required Consents and any consents of any Governmental Authority under any Legal Requirement reasonably deemed necessary by the Company or Purchaser to the consummation of the Contemplated Transactions.

“Required Telecommunications Notices and Consents” has the meaning set forth in Section 3.3.

“Sale of the Company” has the meaning set forth in Section 6.5.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” have the meanings set forth in the first paragraph of this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 7.5(a).

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Disclosure Schedules” has the meaning set forth in the first paragraph of Article III.

“Seller’s Pro-Rata Portion” has the meaning set forth in Section 7.8(d).

“Seller Releasees” has the meaning set forth in Section 8.7(b).

“Sellers’ Representative” has the meaning set forth in Section 2.2(f).

“Seller’s Required Consents” has the meaning set forth in Section 3.3.

“Significant Customer Contracts” has the meaning set forth in Section 5.16(c).

“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total Equity Interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar Equity Interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Period” has the meaning set forth in Section 7.3.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Law” means any Legal Requirement directly or indirectly relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return, list or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” means the Texas Business Organization Code, including the Texas Business Corporations Act, as referenced therein, to the extent applicable under the circumstances.

“Third Party” means any Person other than the Sellers, Purchaser, the Company, or any Affiliate thereof.

“Third-Party Claim” has the meaning set forth in Section 7.6(a).

“Transaction Documents” means this Agreement and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement.

“Transaction Expenses” has the meaning set forth in Section 2.2(b)(i).

“Working Capital” means the positive difference between the Current Assets and the sum of Current Liabilities and Other Liabilities of the Company.

“Working Capital Target” means a positive $1,000,000.

“Xfone Common Stock” means restricted shares of the Common Stock of Xfone, Inc., $0.001 Par Value.

“Xfone Subscription Agreement” has the meaning set forth in Section 2.2(c)(i).

1.2           References and Titles.  All references in this Agreement to Annexes, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Annexes, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise.  All references to cash or monetary amounts refer to U.S. Dollars only unless specifically stated to be in the currency of another government.  Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections, respectively, hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation”.  Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

ARTICLE II

CONTEMPLATED TRANSACTIONS.

2.1           Transaction.

On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Sellers, and each of the Sellers agrees to sell, transfer, assign, convey and deliver to the Purchaser, all of the Company Shares owned of record by such Seller for the consideration specified below in this Article II.

2.2           Purchase Price; Payment and Working Capital Adjustment.

(a)           At Closing, and subject to adjustment pursuant to Section 2.2(d), Purchaser agrees to pay to Sellers an aggregate amount (the “Purchase Price”) equal to Forty Two Million and No/100 Dollars ($42,000,000.00), plus the positive or negative difference between the Estimated Working Capital and the Working Capital Target, plus any Levelland Equity and less any Levelland Debt that is not Levelland RDUP Debt.  In the event that the holders of less than all of the issued and outstanding Equity Interests shall be Sellers under this Agreement, the Purchaser shall set aside from the Net Purchase Price the Allocable Sale Price that would otherwise be attributable to such holders if they had become Sellers and the Purchaser will hold such amounts exclusively for distribution in accordance with Section 8.1 (the “Non-Participating Shareholders Holdback”).  The Purchase Price shall be payable in cash as set forth in Section 2.2(b), subject to Section 2.2(c).

(b)           Subject to Section 2.2(a) with regard to Non-Participating Shareholders, the Net Purchase Price shall be allocated among Sellers in accordance with each Seller’s Allocable Share as set forth on Schedule 2.2(b) (in each case, the “Allocable Sale Price”).  The Purchase Price will be subject to adjustment as provided in Section 2.2(d) and (e) and in Article VII below.  The Purchase Price will be paid as follows:

(i)         The Purchaser shall pay, on behalf of the Company and the Sellers, all unpaid fees and expenses owed or to be owed by the Company or the Sellers to their attorneys, accountants, brokers, financial advisors and other representatives in connection with the transactions contemplated by this Agreement (the “Transaction Expenses”) by wire transfer of immediately available funds to the accounts designated by the recipients thereof.  The Sellers will advise the Purchaser in writing of the amount of and related wire transfer information with respect to the Transaction Expenses at least two (2) Business Days prior to the Closing.

(ii)          Subject to Section 2.2(c), the Purchaser shall deliver to the Escrow Agent an amount of cash and shares of Xfone Common Stock with an aggregate value equal to fifteen percent (15%) of the Purchase Price (which in no event for the purposes of determining the Escrow Amount shall be less than Forty Two Million and No/100 Dollars ($42,000,000.00) (the “Escrow Amount”) to be held under the Escrow Agreement to secure Sellers’ obligations under Section 2.2(d) and (e) and Article VII.

(iii)          Subject to Section 2.2(c), the Purchaser shall pay the remaining balance of the Purchase Price (i.e., the Purchase Price minus the Transaction Expenses minus the Escrow Amount) (the “Net Purchase Price”) less the Non-Participating Shareholders Holdback via wire transfer of immediately available funds and/or the delivery of shares of Xfone Common Stock to each Seller in an amount equal to such Seller’s Allocable Sale Price.

(c)           i)           Purchaser may offer to the Sellers (the “Purchaser’s Offer”) the opportunity to reinvest all or part of their Allocable Sale Price in Xfone Common Stock and such offers shall be made no later than twenty (20) Business Days after the date of this Agreement.  Any Seller who wishes to reinvest all or part of its Allocable Sale Price in Xfone Common Stock may do so by giving written notice to the Purchaser within the time frame set out in the Purchaser’s offer but in no event later than twenty (20) days following the date of the Purchaser’s offer (the “Election Period”).  Such notice shall include what percentage of such Seller’s Allocable Sale Price it elects to reinvest in Xfone Common Stock and shall include a subscription agreement duly executed by the Seller in substantially the form set forth in the Purchaser’s Offer (the “Xfone Subscription Agreement”).  The Purchaser will advise the Sellers in writing of the portion of the Net Purchase Price and the portion of each Seller’s Allocable Sale Price being reinvested in Xfone Common Stock by all Sellers within in five (5) Business Days after the expiration of the Election Period.  The number of shares of Xfone Common Stock to be delivered at Closing to each electing Seller pursuant to the terms of the Xfone Subscription Agreements shall be determined by dividing such portion of the Allocable Sale Price such Seller has elected to reinvest in Xfone Common Stock by ninety-five percent (95%) (or such lesser percentage as provided in Purchaser’s Offer) of the average closing price on the American Stock Exchange (the “AMEX”) of the Xfone Common Stock for the ten (10) consecutive trading days preceding the trading day immediately prior to the Closing Date and rounding the result to the nearest whole share.  In the event that Sellers elect in the aggregate to have more than the allowed thirty percent (30%) of the Purchase Price reinvested in Xfone Common Stock, then the number of shares of Xfone Common Stock to be issued to each electing Seller shall be ratably reduced, based on the number of shares of Xfone Common Stock requested to be issued to such participating Seller as compared to the number of shares of Xfone Common Stock requested to be issued to all participating Sellers.  On the day prior to Closing, Schedule 2.2(b) shall be amended to reflect, on a Seller by Seller basis, the portion of the Seller’s Allocable Sale Price that shall be payable in cash and the number of shares of Xfone Common Stock that shall constitute the remaining non-cash portion of such Seller’s Allocable Sale Price.

(ii)          At Closing, the shares of Xfone Common Stock issued to the Sellers shall be registered by the transfer agent of Purchaser in the names of the recipients as reflected in the Xfone Subscription Agreements.  On or prior to the Closing, the Purchaser shall apply to list all of the shares of Xfone Common Stock issuable hereunder on the AMEX and AMEX shall have approved such listing application subject only to official notice of issuance.  The Purchaser hereby agrees to use commercially reasonable efforts to maintain the listing of the Xfone Common Stock on the AMEX and will comply in all material respects with the Purchaser’s reporting, filing and other obligations under the AMEX rules.

(d)           Not later than the 45th Business Day following the Closing, or the 5th Business Day following the determination by the Arbitrator of the Working Capital and any difference between the Working Capital and the Estimated Working Capital in accordance with the provisions of Section 2.2(e), the Purchaser shall pay to the Sellers, as an addition to the Purchase Price, an amount equal to their respective Allocable Shares of the positive difference, if any, between the Working Capital as of the Closing Date and the Estimated Working Capital and the Sellers shall pay to the Purchaser, as a reduction in the Purchase Price, their respective Allocable Shares of the negative difference, if any, between the Working Capital as of the Closing Date and the Estimated Working Capital.  The Purchaser shall make payments contemplated hereunder by the wire transfer of immediately available funds or Xfone Common Stock, as applicable, and the Sellers’ obligations hereunder shall be satisfied by application of funds or Xfone Common Stock, as applicable, from the Escrow Amount.

(e)           (i)           On the day preceding the Closing, the Company shall deliver to the Purchaser a balance sheet of the Company as of such date, prepared in a manner consistent with the Most Recent Financial Statements, together with a calculation of the Estimated Working Capital and the result obtained by subtracting the Working Capital Target from the Estimated Working Capital, and such amounts shall be utilized to calculate the Purchase Price for the purposes of the Closing.  Not later than the 30th Business Day following the Closing, the Purchaser shall deliver to the Sellers a balance sheet of the Company as of the Closing Date, prepared in a manner consistent with the Most Recent Financial Statements, together with a calculation of the Working Capital as of the Closing and any amounts to be paid by Purchaser or Sellers, as the case may be, pursuant to Section 2.2(d).  If the Sellers shall agree with the Purchasers’ balance sheet and calculation of the Working Capital and any amounts to be paid, such amounts shall be paid as adjustments to the Purchase Price in accordance with Section 2.2(d).  If the Sellers shall disagree with the Purchaser’s balance sheet or any of such calculations, the Parties shall use commercially reasonable efforts to resolve such disagreements by negotiations between the Sellers’ Representative and the President of the Purchaser within fifteen (15) Business Days of receipt of Purchaser’s calculation.  In the event that the Sellers’ Representative and the President of the Purchaser shall be unable to agree on the matters contemplated in the preceding sentence, they shall submit to binding arbitration of such matters by the managing partner of the Dallas office of the Independent Accounting Firm, or such Person as he or she shall designate (the “Arbitrator”).  The Arbitrator shall be provided with such information as he or she shall request of the Sellers’ Representative and the President of the Purchaser, and shall then prepare a balance sheet for the Company as of the Closing Date, with such preparation to be consistent with the methodologies used to prepare the balance sheet in the Most Recent Financial Statements, and shall further calculate the Working Capital and the positive of negative difference, if any, thereof from the Estimated Working Capital.  The Arbitrator shall not consider whether any Party has breached any representation or warranty, or adjust the balance sheet to be prepared or the Working Capital or the Estimated Working Capital to account therefore, such remedies being exclusively governed by Article VII but shall advise the Parties of any such matters.  The determination of the Arbitrator shall be made within sixty (60) days after being selected and shall be binding upon the Parties, who shall share equally the fees and expenses of the Arbitrator and shall further indemnify, defend and hold harmless the Arbitrator from any claim by any such Party or their respective Affiliates arising from or related to the transactions contemplated in this Section 2.2(e).  Neither the Arbitrator nor his or her Affiliates shall be liable to any Party, or any Third Party, for any act or failure to act, other than for gross negligence or intentional misconduct.  WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, NEITHER THE ARBITRATOR NOR HIS OR HER AFFILIATES SHALL BE LIABLE FOR CLAIMS OR DAMAGES ARISING FROM OR RELATED TO HIS OR HER OWN NEGLIGENCE.

(ii)                     The Purchaser will cause the Company to grant the Sellers’ Representative and its accountants, lawyers and representatives access at all times during normal business hours to (and shall be allowed to make copies of) the books and records of the Company and the Subsidiaries and to any personnel reasonably requested by such Persons, in each case in connection with the final determination of the Working Capital and the corresponding adjustment of the Purchase Price or any dispute relating thereto.  The Parties hereto agree that the procedure set forth herein with respect to the calculation of the Working Capital and the corresponding adjustment of the Purchase Price provided herein, are not intended to permit the introduction or application of different accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures or a different level of prudence for purposes of determining the Working Capital and the corresponding adjustment of the Purchase Price from those used to prepare the Company’s Financial Statements.

(f)           A committee consisting of Chris Chelette, Robert Healea and Kevin Buxkemper and their respective designees (the committee being referred to herein as the “Sellers’ Representative”) hereby is appointed, authorized, and empowered to act, on behalf of each Seller, in connection with this Agreement and the Escrow Agreement and such committee shall act on the affirmative vote of a majority of members of such committee. In the event that any action or decision shall be required of the Sellers under this Agreement or the Escrow Agreement, each of the Sellers agrees to act as determined by the vote of the Sellers holding a majority of the Allocable Shares of all Sellers, as determined by the Sellers’ Representative in its discretion.  The Purchaser shall be entitled to rely, without further inquiry, upon statements by the Sellers’ Representative regarding its authority and the determination of the Sellers with regard to any matter under this Agreement or the Escrow Agreement.  The Sellers’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment of all of its out-of-pocket expenses incurred as Sellers’ Representative, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such expenses out of any amounts to be released from the Escrow Amount for the Sellers’ benefit.  In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, (i) the Sellers’ Representative will not assume any, and will incur no, Liability whatsoever to any Seller because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or the Escrow Agreement, and (ii) the Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice will not subject the Sellers’ Representative to Liability to Purchaser, any Seller or any other Person.

2.3           The Closing.  The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Watkins Ludlam Winter & Stennis, P.A. in Jackson, Mississippi, commencing at 1:00 p.m. local time on the third Business Day commencing after the date on which the last of the conditions set forth in Sections 2.5 and 2.6 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), provided if such conditions are satisfied after December 1, 2007 but on or before December 26, 2007, then the Parties agree to close on December 31, 2007 to be effective at Purchaser’s option on December 31, 2007 or 12:01 a.m. on January 1, 2008, but in no event later than Expiration Date or on such other date, time and place as the Company and Purchaser may mutually agree in writing, (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).

2.4           Distribution Prior to Closing.  Prior to the Closing, the Company shall:

(a)           From time to time after the date of this Agreement, but no later than the fifth (5th) day preceding Closing, the Company shall distribute to its shareholders the assets described on Schedule 2.4, including but not limited to all of the Company’s membership interest in NTS Properties, the general partner of NTS Landlord and that certain promissory note, dated as of October 31, 1998, from NTS Landlord to Company (the “Pre-Closing Distribution”).

(b)           The Pre-Closing Distribution shall be treated for all purposes as a redemption of that number of each record holder thereof’s Company Shares equal to the Company’s tax basis in the assets being distributed divided by that portion of the per share Allocable Share of the Purchase Price that would be allocated to such holder (including any portions being delivered in escrow) without first considering such redemption if all holders of Company Shares were Sellers.  The intent of the preceding sentence is to effect a redemption of Company Shares utilizing the Pre-Closing Distribution without increasing or reducing the Allocable Share of the Purchase Price otherwise payable to any Seller.

2.5           Conditions to Purchaser’s Obligation to Close.  The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver) of the following conditions:
(a)           The Sellers shall have obtained Seller’s Required Consents and the Company shall have obtained the Company’s Required Consents.

(b)           The Required Telecommunications Notices and Consents shall have been obtained.

(c)           The representations and warranties set forth in Article III and Article V shall be true and correct in all material respects at and as of (A) the date of this Agreement and (B) the Closing Date (after giving effect to any amendments or supplements to the Sellers’ Disclosure Schedules provided by Sellers and accepted by Purchaser as provided in Section 6.4) as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date (except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Change,” “Material Adverse Effect” or other terms of similar import or effect, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date (after giving effect to any amendments or supplements to the Sellers’ Disclosure Schedules provided by Sellers and accepted by Purchaser as provided in Section 6.4) except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all respects as of such date).

(d)           Each of the Sellers and the Company shall have performed and complied with all of their representative covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” “Material Adverse Effect” or other terms of similar import or effect, in which case each of the Sellers and the Company shall have performed and complied with all of such covenants in all respects through the Closing;

(e)           There shall not be any judgment, order, decree, stipulation, injunction of charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(f)           All waiting periods in respect of approvals or consents from Governmental Authorities under the Legal Requirements shall have expired or been terminated.

(g)           There shall not have occurred and be continuing a Material Adverse Change since the date of this Agreement.

(h)           Purchaser shall have received a certificate, validly executed by the principal executive officer of the Company for and on its behalf, with respect to the matters set forth in Section 2.5(c) and (d) as of the Closing Date unless the Purchaser has extended the Expiration Date pursuant to Section 6.8(h) in which event the certificate shall be as of January 15, 2008 with respect to the matters set forth in Section 2.5(c).

(i)           Purchaser shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the correct form and effectiveness of the Articles of Incorporation and the Bylaws of the Company and each Subsidiary, including all amendments thereto; and (ii) the valid adoption of resolutions of the board of directors of the Company approving this Agreement and the consummation of the transactions contemplated hereby.

(j)           Purchaser shall have received a certificate of good standing of the Company and each Subsidiary from the Secretary of State of the State of Texas and any other jurisdiction where the Company and each Subsidiary is required to qualify to do business, each dated within ten (10) Business Days prior to the Closing.

(k)           Purchaser shall have received from the principal executive officer and Secretary of the Company an updated capitalization certificate to reflect any changes to the information set forth in Section 5.2.

(l)           Each Barbara Andrews, Jerry Hoover and Brad Worthington shall have executed and delivered a release in substantially the form attached hereto as Exhibit A.

(m)           The Sellers’ Representative and Escrow Agent shall have entered into the escrow agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”).

(n)           The Company shall have fulfilled its obligations to pay any “stay pay” bonuses authorized by the Company’s board of directors, with the exception of those for Barbara Andrews, Brad Worthington and Jerry Hoover who by execution of this Agreement have agreed to forego their “stay pay” bonuses at Closing provided that an employment agreement with each is executed with the Purchaser or the Company for employment after the Closing.

(o)           The Company and NTS Landlord shall have entered into an amended and restated Lease Agreement in a form attached hereto as Exhibit C (the “Lease Agreement”).

(p)           Sellers holding in the aggregate ninety-five percent (95%) of the Company’s Equity Interests entitled to vote for election of the board shall be Parties to this Agreement at or before Closing and any other Equity Interest Equivalents shall have been cancelled or terminated with any consideration for such cancellation paid prior to the Closing.

(q)           Telephone Electronics Corporation and Joseph D. Fail, Chris Chelette, Robert Healea, Joey Garner, Walter Frank shall have entered into a Non-Compete Agreement in form attached hereto as Exhibit D.

(r)           The Abatement Matters shall have been completed by the Company as set forth in Section 6.9(c) and (d).

(s)           Each Seller shall have duly executed and delivered an assignment of any and all rights such Seller has under the Stockholder Agreement, dated August 11, 1990, by and among the Company, Telephone Electronics Corporation and the stockholders party thereto (the “Assignment”).

(t)           The Company shall have obtained and paid for directors’ and liabilities’ tail coverage as provided in Section 6.10.

Purchaser may in its sole and exclusive discretion waive any condition specified in this Section 2.5 if it executes a writing so stating at or prior to the Closing.  Notwithstanding anything in this Section 2.5 to the contrary, in the event of an extension of the Expiration Date by the Purchaser in accordance with Section 6.8(d), all of the conditions set forth above, other than those set forth in Sections 2.5(h)-(t), shall be deemed to have been satisfied or waived by the Purchaser.

2.6           Conditions to Company’s and Sellers’ Obligations to Close.  The obligation of the Company and Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver) of the following conditions:

(a)           Purchaser shall have obtained Purchaser’s Required Consents and the Purchaser Shareholder Consent or the Purchaser Shareholder Vote, as the case may be, if required.

(b)           The Required Telecommunications Notices and Consents shall have been obtained.

(c)           The representations and warranties set forth in and Article IV shall be true and correct in all material respects at and as of (A) the date of this Agreement and (B) the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date (except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Change,” “Material Adverse Effect” or other terms of similar import or effect, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all respects as of such date).

(d)           Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Change,” “Material Adverse Effect” or other terms of similar import or effect, in which case Purchaser shall have performed and complied with all of such covenants in all respects through the Closing.

(e)           There shall not be any judgment, order, decree, stipulation, injunction of charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(f)           All waiting periods in respect of approvals or consents from Governmental Authorities under the Legal Requirements shall have expired or been terminated.

(g)           Sellers shall have received a certificate, validly executed by the principal executive officer of the Purchaser for and on its behalf, with respect to the matters set forth in Section 2.6(c) and (d).

(h)           Sellers shall have received a certificate, validly executed by the Secretary of the Purchaser, certifying as to the valid adoption of resolutions of the board of directors of the Purchaser and the Purchaser’s shareholders, if required, approving this Agreement and the consummation of the transactions contemplated hereby.

(i)           The Purchaser and Escrow Agent shall have entered into the Escrow Agreement.

(j)           The Company and NTS Landlord shall have entered into the Lease Agreement.

The Company and the Sellers, acting through the Sellers’ Representative, may in their sole and exclusive discretion waive any condition specified in this Section 2.6 if by executing a writing so stating at or prior to the Closing.

2.7           Items to be Delivered by the Sellers and the Company.

(a)           At the Closing, each Seller shall deliver to Purchaser the following:

(i)                     all of such Seller’s stock certificates representing Company Shares, together with a stock power duly endorsed for transfer to Purchaser in the form reasonably acceptable to Purchaser;

(ii)          Seller’s Required Consents, if any;

(iii)          the Assignment; and

(iv)          such other documents, instruments and certificates as Purchaser or its counsel may reasonably request to consummate the Contemplated Transactions.

(b)           At the Closing, the Company shall deliver to Purchaser the following:

(i)                     the certificates required by Section 2.5(h), Section 2.5(i), Section 2.5(j), and Section 2.5(k);

(ii)          the Company’s Required Consents, if any, and the Required Telecommunications Notices and Consents; and

(iii)          such other documents, instruments and certificates as Purchaser or its counsel may reasonably request to consummate the Contemplated Transactions.

2.8           Items to be Delivered by Purchaser.  At the Closing, Purchaser shall deliver:

(a)           the consideration to the Sellers specified in Article II;

(b)           Purchaser’s Required Consents, if any;

(c)           the certificates required by Section 2.6(g) and Section 2.6(h); and

(d)           such other documents, instruments and certificates as Seller or the Company’s counsel may reasonably request to consummate the Contemplated Transactions.

Article III

SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION.

Each Seller on its own behalf and not with respect to any other Seller represents and warrants to Purchaser that the statements contained in this Article III or in this Agreement as made by such Seller are true and correct as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule of Sellers (as may be amended or supplemented as provided by Section 6.4) (the “Sellers’ Disclosure Schedules”) attached to and made a part of this Agreement.

3.1           Organization of Seller.  Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).  Seller (if a natural person) is competent and over 21 years of age and is not subject to any bankruptcy or similar proceedings.

3.2           Authorization of Transaction.  Seller has full power and authority (including full corporate or other entity power and authority if applicable) to execute and deliver this and the other Transaction Documents to which it is a party and to perform all of the obligations thereunder.  The Transaction Documents constitute the valid and legally binding obligation of Seller, enforceable in accordance with their terms and conditions except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

3.3           Required Regulatory Approvals and Filings; Consents.  Except as set forth on Schedule 3.3 (the “Seller’s Required Consents”), and except for (i) any Filings or notices required under the TBOC, (ii) any consent or approval of or registration or Filing with the FCC or any State PUC or any municipal franchising authority having regulatory authority over the business of the Company and its Subsidiaries as conducted in any given jurisdiction and (iii) any notices to or consents of customers or other Persons required by or in connection with the foregoing, necessary to consummate the Contemplated Transactions in compliance with the Legal Requirements, including but not limited to Texas PUC Substantive Rule 26.130(k) and 47 C.F.R. Section 64.1120(e), (collectively, the “Required Telecommunications Notices and Consents”), no authorization of or Filing with any Governmental Authority or any other Person on the part of a Seller is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions, except for such Filings or authorizations that, if not made or obtained, would not have a Material Adverse Effect on the business, financial condition or operations of Company or would prevent the Parties from consummating the Contemplated Transactions.

3.4           Non-contravention.  Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement by Seller, the other Transaction Documents to which it is a party, nor the consummation of the Contemplated Transactions, will (i) violate any Legal Requirement to which Seller is subject or any provision of its Organizational Documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract towhich Seller is a party or by which it is bound or to which any of its assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Shares

3.5           Company Shares. Seller holds of record and owns beneficially the number of Company Shares set forth next to its name on Schedule 3.5, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands and such Company Shares represent all of the Equity Interests or Equity Interest Equivalent held of record or beneficially by such Seller.  Except as set forth on Schedule 3.5, Seller is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company.  As of the date hereof, Seller has received all dividends, distributions and other sums to which Seller is entitled to receive from the Company as a holder of its Equity Interest in the Company other than the Pre-Closing Distribution.  Except as set forth on Schedule 3.5, Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

3.6           Brokers’ Fees.  Seller has no Liability or obligation directly or indirectly to pay any fees or commissions to any broker, finder, or agent or any similar charges with respect to the Contemplated Transactions, except any fees due to RBC Daniels, and Sellers agree that any fees to be paid to RBC Daniels shall be paid at Closing from the Purchase Price due to Sellers.

3.7           Knowledge, Access and Sophistication.

(a)           Seller represents and warrants that Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act or has otherwise engaged a “purchaser representative” within the meaning of Rule 501 of Regulation D of the Securities Act in connection with the Contemplated Transactions and is capable of evaluating the merits and risks of the proposed sale of its Company Shares to Purchaser.

(b)           Seller has been provided complete access to Company’s public and nonpublic information, including, but not limited to, the Company’s (i) assets, (ii) financial condition, (iii) business prospects, (iv) acquisition strategy, (v) business plan, and (vi) executive officers, in order to make an informed decision to sell the Company Shares to the Purchaser as contemplated herein.  Seller has asked any and all questions in the nature heretofore described, all questions have been answered to Seller’s total and complete satisfaction, and Seller has unilaterally declined to make any additional inquiries.

3.8           Tax Matters.  Each Seller acknowledges that the Contemplated Transactions are taxable to the Sellers.  Sellers represent that each of them understands that he or she must rely solely on his or her advisors with respect to tax consequences of the Agreement and the transactions contemplated thereby, and that each Seller is relying on its own advisors as to such matters, and not on any statements by the Purchaser or Company or their agents with respect to the tax consequences of this Agreement.

3.9           No Other Seller Representations.  Except as expressly set forth in this Agreement and in any other of the Transaction Documents entered into by the Seller in connection with this Agreement, Seller makes no other representation or warranty of any kind in connection with or related to the provisions of this Agreement or the Contemplated Transactions.

3.10           Jackson Walker.  Each Seller acknowledges and agrees that Jackson Walker L.L.P. has represented the Company in connection with the negotiation, documentation and consummation of the Contemplated Transactions, and has not represented any Seller in its individual capacity.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Purchaser represents and warrants to Seller and the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule of Purchaser (the “Purchaser’s Disclosure Schedule”) attached to and made a part of this Agreement.

4.1           Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing, and in good standing under the Legal Requirements of the jurisdiction of its incorporation.

4.2           Authorization of Transaction. Subject to receipt of the Purchaser Shareholder Consent or the Purchaser Shareholder Vote, as the case may be, if required, Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform all of the obligations thereunder including any issuance of shares of Xfone Common Stock hereunder.  The Transaction Documents constitute the valid and legally binding obligation of Purchaser, enforceable in accordance with their terms and conditions except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.  The execution, delivery, and performance of this Agreement and all other Transaction Documents to which it is a party contemplated hereby have been duly authorized by Purchaser.

4.3           Required Regulatory Approvals and Filings; Consents.  Except as set forth on Schedule 4.3 (the “Purchaser’s Required Consents”), and except for the Required Telecommunications Notices and Consents, no authorization of or Filing with any Governmental Authority or any other Person on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions including any issuance of shares of Xfone Common Stock hereunder, except for such Filings or authorizations that, if not made or obtained, would not have a Material Adverse Effect on the business, financial condition or operations of Purchaser or would prevent the Parties from consummating the Contemplated Transactions.

4.4           Non-contravention.  Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement by Purchaser or the other Transaction Documents, nor the Contemplated Transactions including any issuance of shares of Xfone Common Stock hereunder, will (i) violate any Legal Requirements applicable to Purchaser or any provision of Purchaser’s Organizational Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject.

4.5           Issuance of Shares.  To each Seller who receives Xfone Common Stock, the Purchaser represents as follows.  The shares of Xfone Common Stock, if any, to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and nonassessable free and clear of all liens other than restrictions on transfer imposed by federal and state securities laws.  The Purchaser has reserved from its duly authorized capital stock the maximum number of shares of Xfone Common Stock issuable pursuant to this Agreement.  Subject to and in reliance on the truth and accuracy of the Sellers’ representations and warranties set forth in this Agreement and in any Xfone Subscription Agreements, the offer, sale and issuance of the shares of Xfone Common Stock will be in compliance with all applicable federal and state securities laws and will be exempt from the registration requirements of the Securities Act and any applicable state securities laws and neither the Purchaser nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.  Other than the approval of the Purchaser’s Board of Directors and shareholders, no further approval or authorization is required for the issuance and sale by the Purchaser of the shares of Xfone Common Stock issuable hereunder.

4.6           Purchaser’s SEC Filings and Financial Statements.  To each Seller who receives Xfone Common Stock, the Purchaser represents as follows.  True and complete copies of all reports or registration statements it has filed with the SEC under the Securities Act, and the Exchange Act, for all periods subsequent to January 1, 2005 all in the form so filed are available to the Sellers by accessing the SEC’s website (collectively the “Purchaser SEC Documents”).  Since January 1, 2005, the Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC.  As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the Purchaser SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. None of the Purchaser SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Purchaser SEC Documents became effective under the Securities Act. Purchaser’s financial statements, including the notes thereto, included in the Purchaser SEC Documents (the “Purchaser Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly Purchaser’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Since the date of the most recent balance sheet included in the Purchaser Financial Statements, Purchaser has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

4.7           Financing.  The Purchaser expects to have sufficient funds and/or to receive sufficient financing to pay the Purchase Price in full and to fulfill its obligations under this Agreement on or before the Closing Date.

4.8           Brokers’ Fees.  Except as set forth on Schedule 4.8, Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

4.9           Investment Representations.  Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act.  Purchaser is acquiring the Company Shares for its own account for the purpose of investment and not with a view towards the resale, transfer or distribution of the Company Shares, nor with any intention of distributing the Company Shares in violation of the Securities Act or other applicable federal or state securities or blue sky laws.

4.10           No Knowledge of Certain Conditions.  Purchaser is not actually aware of any condition or event that would constitute a breach of any representation or warranty made by any of the Sellers or the Company in this Agreement but has not, as of the date of this Agreement, performed any due diligence to verify the accuracy or completeness of the representations or warranties made by the Sellers or the Company under this Agreement.

4.11           Due Diligence Investigation; No Representations or Warranties.

(a)           Purchaser acknowledges and agrees that it has conducted and, except for the Seller’s and the Company’s representations and warranties expressly set forth herein, Purchaser is relying exclusively upon its own inspections and investigation of the Due Diligence Materials in order to satisfy itself as to the condition and suitability of the business, assets, real and personal properties, liabilities, results of operations, condition (financial and otherwise) and prospects of the Company and its Subsidiaries.

(b)           Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, the Company and each Seller makes no representations or warranties (express, implied, at common law, statutory or otherwise), including, without limitation, with respect to (i) the condition and suitability of the business, assets, real and personal properties, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries; (ii) the accuracy or completeness of the Due Diligence Materials now, previously or hereafter made available to Purchaser in connection with this Agreement, but the Sellers and Company have no Knowledge that any of the Due Diligence Materials are materially inaccurate or incomplete; and (iii) any oral communications made by or on behalf of Seller or by the Company or any of its Subsidiaries.

4.12           No Other Purchaser Representations.  Except as expressly set forth in this Agreement and in any other of the Transaction Documents entered into by the Purchaser in connection with this Agreement, the Purchaser makes no other representation or warranty of any kind in connection with or related to the provisions of this Agreement or the transactions contemplated herein.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to Purchaser that the statements contained in this Article V are true and correct as of the date of this Agreement, except as set forth in the Sellers’ Disclosure Schedule.

5.1           Organization, Qualification, and Corporate Power.  The Company and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  The Company and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  The Company and each of its Subsidiaries has full corporate power and authority and all required Governmental Authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.  Schedule 5.1 lists the directors and officers of the Company and each of its Subsidiaries.  The Company and each of its Subsidiaries has made available to Purchaser correct and complete copies of its Organizational Documents as amended to date.  The minute books (containing the records of meetings of the shareholders, the members, the board of directors, the managers), the stock or membership certificate books, and the stock or member record books for the Company and each of its Subsidiaries are correct and complete.  Neither the Company or any of its Subsidiaries is in default under or in violation of any provision of its Organizational Documents.

5.2           Capitalization.  (i) The entire authorized capital stock of the Company consists solely of 11,000,000 shares of Company Shares, of which 1,962,029 are issued and outstanding and held of record by the Sellers as described on Schedule 3.5, and 702,878 are held in the treasury of the Company.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  Except as set forth on Schedule 5.2, there are no outstanding or authorized Equity Interest Equivalents, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Equity Interests.  Except as set forth on Schedule 5.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other Equity Interests of any kind.

5.3           Subsidiaries. Schedule 5.3 sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the total Equity Interest authorized to be issued by such entity, and (iii) the issued and outstanding Equity Interest of such entity, and (iv) the names of the holders of the Equity Interest of such entity.  Except for the Subsidiaries set forth on Schedule 5.3, the Company does not own or have any right to acquire, directly or indirectly, any Equity Interest in any Person.

5.4           Non-contravention.  Except as set forth on Schedule 5.4, neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (i) violate any provision of the Organizational Documents of the Company or its Subsidiaries or any resolution adopted by the board of directors or managers or the shareholders or members of the Company or any Subsidiary; (ii) contravene, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Third Party or Affiliate the right to fines, penalties or damages, or to accelerate, terminate, modify, or cancel, or require any notice under any Contract (or result in the imposition of any Lien upon any of its assets); (iii) cause the Company to become subject to or liable for any Tax not disclosed in the Financial Statements; or (iv) contravene, conflict with or result in the violation of any Governmental Authorization, Legal Requirement or order applicable to the Company, or give any Governmental Authority the right to challenge any of the Contemplated Transactions, or revoke, withdraw, suspend, cancel, modify any Governmental Authorization necessary for the business of the Company as currently conducted.

5.5           Brokers’ Fees.  Except as set forth on Schedule 5.5, the Company and its Subsidiaries have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions, except for any fees to RBC Daniels which shall be paid at Closing from the Purchase Price due to the Sellers.

5.6           Title and Sufficiency of Assets.  Except as set forth on Schedule 5.6, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their respective properties and assets shown on the Most Recent Balance Sheet or acquired after the date thereof in the Ordinary Course of Business, free and clear of all Liens, except for Permitted Encumbrances, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.  Except with respect to the Metro Tower, such properties and assets are in good condition and repair and none are in need of repairs or maintenance except for routine maintenance and repairs.

5.7           Licenses, Permits, Compliance.

(a)           The Company and all of its Subsidiaries hold all Permits necessary to conduct their respective businesses as presently being conducted.  A list of all of the Permits held by the Company and its Subsidiaries is set forth Schedule 5.7(a) including the expiration for each Permit.  A complete copy of each such Permit has been made available to the Purchaser.  Except as set forth in Schedule 5.7(a) including expiration date: (i) such Permits are in full force and effect, (ii) no violations are or have been alleged with respect of any thereof, (iii) no proceeding is pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries in connection with the right to operate under the Permits, or that could reasonably be expected to result in any fines, penalties or other losses that are not reserved for in the Company Financial Statements, and (iv) provided the Required Telecommunications Notices and Consents are obtained, the consummation of the Contemplated Transactions will not result in any fines or penalties or the non-renewal, revocation or the termination of any such Permit.

(b)           The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to all Communications Licenses utilized by or necessary to the Company and its Subsidiaries in the conduct of their respective businesses.  A true, correct and complete list including expiration date and complete copy thereof of the Communications Licenses is set forth on Schedule 5.7(b), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Authority that regulates telecommunications in each applicable jurisdiction that are necessary or required for the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such licenses from any municipal franchising authority the absence of which would not result in any fines, penalties or other losses.  All of the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any condition, except those conditions that are contained within or referred to on the face of such Communications Licenses. As of the date of this Agreement, no action by or before the FCC, any State PUC or any other Governmental Authority that regulates telecommunications in each applicable jurisdiction is pending or, to the Knowledge of the Company, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses, or (ii) the imposition of any fines, penalties and/or forfeitures.  As of the date of this Agreement, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against the Company or its Subsidiaries and, to the Knowledge of the Company, no such actions are threatened which, in each case, could result in fines, penalties or other losses, if not cured or otherwise responded to in the Ordinary Course of Business.

5.8           Financial Statements.  Attached hereto as Schedule 5.8 are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in shareholders’ equity, and cash flow for the fiscal years ended July 31, 2004, July 31, 2005 and July 31, 2006 for the Company and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in shareholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the ten-months ended May 31, 2007 (the “Most Recent Fiscal Month End”) for the Company and its Subsidiaries.  The Financial Statements taken as a whole (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby in all material respects, and except as set forth on Schedule 5.8, present fairly the financial condition and the results of operations of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP, and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material in the aggregate) and lack footnotes and other presentation items.

5.9           Events Subsequent to Most Recent Financial Statements.  Except as set forth on Schedule 5.9 or except (i) as expressly required, permitted or contemplated under this Agreement, (ii) as required, permitted or contemplated in connection with the consummation of the Contemplated Transactions, (iii) as otherwise required by any Legal Requirement or by any Governmental Authority provided that notice of any such requirement by any Legal Requirement or by any Governmental Authority be promptly provided to the Purchaser, or (iv) as set forth in Section 2.4, since the Most Recent Financial Statements the Company and its Subsidiaries have conducted its business only in the Ordinary Course of Business, there has not been any Material Adverse Change with respect to the Company and its Subsidiaries on a consolidated basis and, without limiting the generality of the foregoing:

(a)           the Company and its Subsidiaries have not sold, leased, transferred, or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

(b)           none of the Company or any of its Subsidiaries has entered into any Material Agreement outside the Ordinary Course of Business;

(c)           none of the Company or any of its Subsidiaries has imposed any Lien upon any of their respective assets, tangible or intangible;

(d)           none of the Company or any of its Subsidiaries has made any capital expenditures outside the Ordinary Course of Business or its budget;

(e)           none of the Company or any of its Subsidiaries has not made any capital investment in, or any loan to, any other Person outside the Ordinary Course of Business or its budget;

(f)           none of the Company or any of its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

(g)           none of the Company or any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(h)           the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests;

(i)           none of the Company or any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(j)           none of the Company or any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business;

(k)           none of the Company or any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing Contract;

(l)           none of the Company or any of its Subsidiaries has granted any increase in the compensation or paid any bonus or additional compensation to any of its directors, officers, and employees;

(m)           none of the Company or any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(n)           none of the Company or any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(o)           none of the Company or any of its Subsidiaries has redeemed, purchased, or otherwise acquired directly or indirectly any of its Equity Interest;

(p)           made a change in the Company’s or any Subsidiary’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any of its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(q)           made an amendment to the Organizational Documents of the Company or any Subsidiary;

(r)           cancelled or waived any claims or rights with a value to the Company or its Subsidiaries in excess of $10,000 for any individual claim or right or $150,000 in the aggregate;

(s)           made any material change in the accounting methods used by the Company or its Subsidiaries; or

(t)           none of the Company or any of its Subsidiaries has committed or made any agreement (whether written or oral) to any of the foregoing.

5.10           Undisclosed Liabilities.  The Company and its Subsidiaries, taken as a whole, have no Liabilities except for (i) Liabilities set forth or reserved against in the Financial Statements, (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business or which are within the current year budget, (iii) Liabilities to be performed under existing Material Agreements and Permits as listed in Schedule 5.7, (iv) Liabilities that do not exceed in the aggregate $50,000 under contracts that are not Material Agreements, (v) Liabilities set forth on Schedule 5.10, (vi) Liabilities relating to the Levelland Project approved by Purchaser and (vii) liabilities relating to the physical condition, including any environmental liabilities, of Metro Tower.

5.11           Legal Compliance.  Except as set forth on Schedule 5.11 or Schedule 5.27, (i) the Company and its Subsidiaries are in compliance with all applicable Legal Requirements, (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice is currently pending, or to the Company’s Knowledge, threatened against any of them alleging any failure so to comply.

5.12           Tax Matters.

(a)           (i) The Company and its Subsidiaries have filed (on a timely basis) all Tax Returns that any one or group of them is required to file, (ii) all such Tax Returns were correct and complete in all material respects, (iii) all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, (iv) none of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time to file any Tax Return, and (v) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries.

(b)           Schedule 5.12(b) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has made available to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries since December 31, 2003.  None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The charges, accruals, and reserves with respect to Taxes on the respective books of the Company and its Subsidiaries and Company Financial Statements are adequate (determined in accordance with GAAP) and are at least equal to the Liability of the Company and its Subsidiaries for Taxes.

(c)           None of the Company or any of its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

(d)           None of the Company or any of its Subsidiaries has been a member of an Affiliated Group with any Third Party with respect to the Filing of a consolidated Tax Return.

5.13           Real Property, Network.

(a)           Schedule 5.13(a) sets forth the address of each parcel of Owned Real Property of the Company and its Subsidiaries.  Except as set forth on Schedule 5.13(a), the Company or its Subsidiaries have good fee simple title to all of the Owned Real Property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any Liens, except for Permitted Encumbrances and except for defects in title which, individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect;

(b)           Schedule 5.13(b) sets forth the address of each parcel of Leased Real Property of the Company and its Subsidiaries, including each collocation or similar agreement, and a true and complete list including its expiration date and any renewal options of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  The Company has provided to Purchaser a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth on Schedule 5.13(b), with respect to each of the Leases:

(i)           each such Lease is legal, valid, binding, enforceable and in full force and effect except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, or by general equitable principles;

(ii)           the Contemplated Transactions will not require a consent or payment or result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)           the Company’s, or any of its Subsidiaries’, possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(iv)           none of the Company or any of its Subsidiaries, nor any other party to the Lease, is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease except for such breaches, defaults or events which have been cured or as to which requisite waivers have been obtained;

(v)           no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)           none of the Company or any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii)           none of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted in writing any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(viii)                      none of the Company or any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(ix)           the Leased Real Property identified on Schedule 5.13(b) (the “Real Property”), comprises all of the real property used in connection with the Company’s and its Subsidiaries respective businesses, as currently conducted, including all collocation and other rights of occupancy at a Third Party’s facilities; and none of the Company or any of its Subsidiaries is a party to any Contract or option to purchase or Lease any real property or interest therein other than the Real Property.

(c)           The Company has made available to Purchaser a true and complete copy of all material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required to use or occupy the Real Property or operate the Company’s and its Subsidiaries’ respective businesses as currently conducted thereon and all such Real Property Permits, have been issued and are in full force and effect.  Schedule 5.13(c) lists all material Real Property Permits held by the Company or any of its Subsidiaries with respect to each parcel of Real Property.  None of the Company or any of its Subsidiaries has received any notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

(d)           Schedule 5.13(d) sets forth the following information relating to the network of the Company and its Subsidiaries: (i) all switches and switch locations of the Company, (ii) all material inventory of the Company and its Subsidiaries of telecommunications equipment, (iii) a description of fibers and fiber miles owned or leased by the Company and its Subsidiaries, (iv) the ATM/IP backbone of the Company and its Subsidiaries, route and circuit type, (v) any pending asset sale of any of the foregoing, (vi) any Contract by the Company or its Subsidiaries with municipalities governing access to municipal rights of way involving payments in excess of $50,000 in any one year and (vii) any all licenses to embedded software owned by Third Parties associated with the network and its operation.  A description of each of the network facilities has been provided to the Purchaser.  Each such network facility is in good operating condition and repair, ordinary wear and tear excepted and such embedded software is functioning as intended except as provided on Schedule 5.13(d).

5.14           Intellectual Property.

(a)           Except as set forth on Schedule 5.14(a), each of the Company and its Subsidiaries owns and possesses or has the right to use pursuant to a valid and enforceable license, sublicense, agreement, or permission all material Intellectual Property used by it.  Each item of Intellectual Property which the Company or any of its Subsidiaries has the right to use pursuant to a valid and enforceable license, sublicense, agreement, or permission immediately prior to the Closing will be available for use by the Company or its Subsidiary on identical terms and conditions immediately subsequent to Closing.

(b)           To the Company’s Knowledge, none of the Company or any of its Subsidiaries (i) has misappropriated any Intellectual Property rights of Third Parties or infringed upon any Intellectual Property rights of any Third Party, nor has the Company or any of its Subsidiaries received any notice of any claim of any such infringement or misappropriation that is currently pending or made within the three (3) years preceding the date of the execution of this Agreement and (ii) is knowingly utilizing pirated or other unauthorized copies of software, including, without limitation, off-the-shelf software.  To the Company’s Knowledge, no Third Party has infringed upon or misappropriated any of its Intellectual Property rights, or those of its Subsidiaries.

(c)           Schedule 5.14(c) identifies each patent and trademark that has been issued to the Company or its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application, trademark application or other application for registration that the Company or its Subsidiaries have made with respect to any of its Intellectual Property.  The Company has made available to Purchaser correct and complete copies of all of the items listed on Schedule 5.14(c).  With respect to each item of Intellectual Property required to be identified on Schedule 5.14(c):

(i)                     the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(ii)          no action, suit, proceeding, hearing, complaint, claim, demand or to the Company’s Knowledge, investigation, is pending or is threatened in writing that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iii)          no loss or expiration of the item is threatened in writing or pending except for patents expiring at the end of their statutory terms.

5.15           Contracts.Schedule 5.15 lists the following pending Contracts to which the Company or any of its Subsidiaries is a party (collectively, the “Material Agreements”):

(a)           any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b)           any Contract for the furnishing or receipt of services (or group of related Contracts), the performance of which involves consideration in excess of $25,000 per annum;

(c)           any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or pledged any assets, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(d)           any Contract concerning any partnership or joint venture with the Company or any of its Subsidiaries;

(e)           any non-compete agreement;

(f)           any collective bargaining agreement;

(g)           any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(h)           any Contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(i)           any settlement, conciliation or similar Contract, the performance of which will involve payment after the Closing Date of consideration in excess of $25,000;

(j)           any Contract under which the Company or one of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(k)           any Contract with any Affiliate or any current officer, director, or shareholder of the Company or any of its Affiliates;

(l)           any Contract (or group of related contracts) that provides for any discount for services not in the Ordinary Course of Business;

(m)           Contracts with customers, suppliers or employees which provide for discounts, penalties or incentive payments that are in excess of $50,000 per annum and that are not in the Ordinary Course of Business;

(n)           any other Contract (or group of related Contracts), the performance of which involves consideration in excess of $50,000.

The Company has made available to Purchaser a correct and complete copy of each written Material Agreement (as amended to date) listed on Schedule 5.15 and a written summary setting forth the terms and conditions of each oral Material Agreement referred to on Schedule 5.15.  With respect to each Material Agreement:  (i) the Material Agreement is valid, binding and enforceable against the Company or its Subsidiary, as the case may be, and shall so remain after Closing without the necessity of any consent, waiver, payment or notice, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, or by general equitable principles; (ii) excluding matters relating to Performance Targets not yet met, none of the Company or any of its Subsidiaries is in breach of or default under, and no event has occurred that with notice or lapse of time would constitute a breach of or default under, or permit termination, modification, or acceleration, under any Material Agreement except for such breaches, defaults or events which have been cured; and (iii) excluding matters relating to Performance Targets not yet met, the Company and its Subsidiaries have in all material respects performed or is performing all obligations required to be performed by them, respectively, under each Material Agreement.

5.16           Customers and Suppliers.

(a)           Schedule 5.16(a) list the five (5) largest suppliers and customers of the Company and its Subsidiaries, on a consolidated basis, for each of the two (2) most recent fiscal years.

(b)           Except as set forth on Schedule 5.16(b), since the date of the Most Recent Balance Sheet, no supplier or customer listed on Schedule 5.16(a) has indicated in writing that it shall stop, or decrease the rate of, supplying or purchasing materials, products or services to or from the Company or its Subsidiaries.

(c)           Schedule 5.16(c) lists all customer contracts of the Company and its Subsidiaries that have generated $2,000 or more in revenue in any month since January 1, 2006 (“Significant Customer Contracts”).  The Company has made available a complete copy (including all amendments) of each Significant Customer Contract.

The Company nor any of its Subsidiaries has entered into any binding agreement with respect to any Significant Customer Contract that could adversely affect the Company or its Subsidiaries’ ability to enforce its rights under such Significant Customer Contract.  The Company has made available copies of all written Significant Customer Contracts (and all amendments and modifications thereto) to Purchaser prior to the execution of this Agreement.  Each Significant Customer Contract represents the entire agreement between the Company and its Subsidiaries and any other party to such Significant Customer Contract.

Except as set forth in Schedule 5.16(b) or Schedule 5.16(c) or as otherwise reserved against as an allowance for doubtful accounts in the Financial Statements, since 120 days prior to the date of this Agreement, (i) no significant customer purchasing in the aggregate $25,000 in products and services over the past twelve (12) months has terminated or indicated in writing that it will terminate its relationship with the Company or its Subsidiaries, and (ii) the Company or its Subsidiaries has not received any written or oral communication from any significant customer party to a Significant Customer Contract purchasing in the aggregate $25,000 in products and services over the past twelve (12) months to the effect that such significant customer is experiencing financial difficulties which reasonably could be expected to affect adversely full and timely payment by such customer for services rendered by the Company or its Subsidiaries.

5.17           Inventories.  Except as set forth on Schedule 5.17 or as provided for on the Most Recent Balance Sheet, the inventory of the Company and its Subsidiaries consists of items of a quality and quantity usable and saleable in the Ordinary Course of Business, and the values of obsolete materials and materials below standard quality have been written down on its books of account on a consistent bases to realizable market value, or adequate reserves have been provided therefore in the Company Financial Statements.

5.18           Notes and Accounts Receivable.  Except as set forth on Schedule 5.18, all notes and accounts receivable of the Company and its Subsidiaries are reflected properly on the Company’s books and records, and, are (i) valid receivables and reflect a bona fide obligation for the payment of goods or services and (ii) except in the Ordinary Course of Business subject to no setoffs or counterclaims.

5.19           Powers of Attorney; Authorized Signatories; Bank Accounts.Schedule 5.19 lists:  (i) the names and addresses of all Persons holding powers of attorney on behalf of the Company or its Subsidiaries; and (ii) the names of all banks and other financial institutions in which the Company or one of its Subsidiaries currently has one or more bank accounts or safe deposit boxes, along with the names of all Persons authorized to draw on such accounts or to have access to such safe deposit boxes.  The Company has made available to Purchaser the account numbers for each of the bank accounts identified on Schedule 5.19.

5.20           Litigation.  Except as set forth on Schedule 5.20, there is no action, suit, claim or proceeding of any nature pending or to the Company’s Knowledge, threatened in writing against the Company or any Subsidiary or their respective properties or any Person or entity whose Liability the Company or any Subsidiary may have retained or assumed, either contractually or by operation of law.  There is no investigation or other proceeding pending or threatened in writing against the Company or any Subsidiary, any of their respective properties or any Person or entity whose Liability the Company or any Subsidiary may have retained or assumed, either contractually or by operation of law, by or before any Governmental Authority.

5.21           Warranties.  Except as set forth on Schedule 5.21 and excluding matters relating to Performance Targets, no claim or demand based on any warranty with respect to any service or product provided or performed by the Company or its Subsidiaries is pending or has been threatened in writing.

5.22           Employees.

(a)           Except as set forth on Schedule 5.22(a), with respect to the business of the Company and its Subsidiaries:

(i)           there is no collective bargaining agreement or relationship with any labor organization;

(ii)          no labor organization or group of employees has filed any representation petition or made any written demand for recognition, and no union organizing or decertification efforts are underway or have been threatened in writing, and no labor strike, work stoppage, slowdown, or other material labor dispute has occurred or has been threatened in writing;

(iii)          there are no pending worker’s compensation claims that could reasonably be expected to have a Material Adverse Effect on the Company;

(iv)          there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or to the Company’s Knowledge, threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries (or their respective officers or directors) of any employment related Legal Requirement.

(b)           Except as set forth on Schedule 5.22(b), there are no written employment Contracts or severance Contracts or any Contracts which would require the payment of any amounts due to the consummation of the Contemplated Transactions with any present or former director, officer, or employee of the Company or any of its Subsidiaries.  Company has made available to Purchaser true and correct copies of all such Contracts.

(c)           Schedule 5.22(c) contains a true and complete list of the names and titles of each director, officer, manager and other employee of the Company and each of its Subsidiaries as of the date of this Agreement.  The Company has made available to Purchaser the salary, wages, bonuses of each director, officer, manager and employee identified on Schedule 5.22(c).

(d)           None of the Company or its Subsidiaries has implemented any plant closing or mass layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, and no such action will be implemented without advance notification and consent of the Purchaser.

(e)           The Company (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the ordinary Course of Business).

5.23           Transactions with Affiliates.Schedule 5.23 contains a description (by name, amount and type) of all Contracts with or commitments to present shareholders, directors, officers or Affiliates of the Company  (or its shareholders, directors, officers or employees).

5.24           Employee Benefits.

(a)           Schedule 5.24(a) contains a complete and accurate list of each Employee Benefit Plan. The Company has made available to Purchaser correct and complete copies of: (i) all documents embodying each Employee Benefit Plan including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, and group insurance contracts; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each the Employee Benefit Plan; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each the Employee Benefit Plan; (v) all Internal Revenue Service (“IRS”) determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the United States Department of Labor (“DOL”) with respect to any such application or letter, if any; (vi) all communications material to any employee or employees of the Company relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events under an Employee Benefit Plan which would result in any material liability to the Company; and (vii) all material correspondence to or from any governmental agency relating to any the Employee Benefit Plan.

(b)           Except as set forth on Schedule 5.24(c), (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any material default or violation by any other party to each Employee Benefit Plan, and each Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Employee Pension Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to its qualified status under the current provisions of the Code or is within its remedial amendment period under the Code and applicable treasury regulations and IRS pronouncements in which to apply for such a letter, (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Benefit Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company or Sellers, threatened (other than routine claims for benefits) against any Employee Benefit Plan or against the assets of any Employee Benefit Plan; (v) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or Sellers, threatened by the IRS or DOL with respect to any Employee Benefit Plan; (vi) the Company  is not subject to any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and (vii) each Employee Benefit Plan that provides for the deferral of compensation within the meaning of Section 409A of the Code and has been operated in good faith compliance with the requirements of Section 409A of the Code and the pronouncements and rulings thereunder since the effective date of such requirements or the adoption of the plan, if later.

(c)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan.  All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.  There are no material Liabilities with respect to the Employee Benefits Plans that are required to be reflected in the Financial Statements in accordance with GAAP which have not been so reflected, and with respect to the Most Recent Financial Statements, subject to normal year-end adjustments.

(d)           The Company has never maintained, established, sponsored, participated in, or contributed to, any (i) Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) multiemployer plan, or any plan described in Section 413 of the Code.

(e)           No Employee Welfare Benefit Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

5.25           Guaranties.  Except as set forth on Schedule 5.25, none of the Company or its Subsidiaries is a guarantor or surety of any other Person.

5.26           Insurance.Schedule 5.26 contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, the Company or its Subsidiaries, or any of their officers, directors or employees as of the Closing Date.  All material terms, obligations and provisions of each of such policies binding on the Company or its Subsidiaries have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received.  Except as set forth on Schedule 5.26, none of the Company or its Subsidiaries will as of the Closing Date have any Liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date.  The Company has made available to Purchaser a true, correct and complete copy of each such insurance policy and bond or summary thereof.

5.27           Environmental Matters.

(a)           Except as set forth on Schedule 5.27 and except with respect to the Metro Tower, the Company and its Subsidiaries are in compliance with all Environmental Requirements.

(b)           Except as set forth on Schedule 5.27 and except with respect to the Metro Tower, the Company has not received any notice, report or other information regarding any actual or alleged violation of Environmental Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its Subsidiaries or their respective facilities arising under Environmental Requirements.

(c)           None of the Company or any Subsidiary has operated any underground storage tanks at any property that the Company or any Subsidiary has at any time owned, operated, occupied or leased.  To the Knowledge of the Company, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

(d)           Except as set forth on Schedule 5.27 and except with respect to the Metro Tower, neither the Company or any Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Requirements, nor has the Company or any Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any Environmental Requirements.  Except with respect to the Metro Tower, the Company has no Knowledge of any fact or circumstance that is reasonably likely to involve the Company or any Subsidiary in any environmental litigation or impose upon the Company or any Subsidiary any environmental Liability.

(e)           Except with respect to the Metro Tower, the Company and each of its Subsidiaries currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of Hazardous Material Activities by them, respectively, and other businesses of the Company or any Subsidiary as such activities and businesses are currently being conducted.

(f)           Except with respect to the Metro Tower, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any Subsidiary.

5.28           Certain Payments.  No director, officer, agent, or employee of the Company or its Subsidiaries, or to the Company’s Knowledge any other Person associated with or acting for or on behalf of the Company or its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Subsidiaries or any Affiliate of the Company or its Subsidiaries, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

5.29           Disclosure.  The representations and warranties contained in this Article V and the Seller’s Disclosure Schedules, when taken as a whole in the context made, do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article V and the Seller’s Disclosure Schedules not misleading.

Article VI

PRE CLOSING OBLIGATIONS

6.1           General.  Each of the Parties will use commercially reasonable efforts to take all actions and to do all things proper or advisable in order to consummate and make effective the Contemplated Transactions.

6.2           Regulatory Matters and Approvals.  Each of the Parties will give any notices to, make any Filings with, and use commercially reasonable efforts to obtain any Required Consents and to comply any Legal Requirements associated with the consummation of the Contemplated Transactions, including obtaining any authorizations, consents, and approvals of Governmental Authorities and any consents or approvals referred to in Article III and Article V above, necessary to consummate the Contemplated Transactions in accordance with the Legal Requirements.  In furtherance and not in limitation of the foregoing, each of the parties hereto will use all commercially reasonable efforts to (i) make or cause to be made the applications or Filings required to be made by Purchaser or the Company or any of their respective Subsidiaries with respect to any Legal Requirements or Required Consents, including any Filings with the FCC, any State PUC, or any municipal franchising authority necessary to obtain the Required Telecommunications Notices and Consents, (ii) provide such notices to other Persons, including customers of the Company, as shall be required to obtain the Required Telecommunications Notices and Consents or to consummate the Contemplated Transactions in accordance with the Legal Requirements, (iii) share equally as between Purchaser and the Company any fees and expenses in connection with the preparation, submission and prosecution of any notices, applications or Filings associated with the Required Telecommunications Notices and Consents, including all reasonably fees and expenses of counsel to the Company and (iv) comply as expeditiously as practicable with any request under or with respect to such Legal Requirements for additional information, documents or other materials received from any Governmental Authority, including the FCC or any State PUC or any municipal franchise authority in connection with such applications or Filings or the Contemplated Transactions.  Each party hereto shall promptly inform the others of any communications from any Governmental Authority regarding any of the Contemplated Transactions or any of the Legal Requirements.

6.3           Operation of Business.  Except (i) as expressly required, permitted or contemplated under this Agreement, (ii) as required, permitted or contemplated in connection with the consummation of the Contemplated Transactions,(iii) as otherwise required by any Legal Requirement or by any Governmental Authority, or (iv) as set forth in Section 2.4, from and after the date of this Agreement, the Company and its Subsidiaries (x) will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business; (y) shall, through the Closing Date, use commercially reasonable efforts to preserve its business and the assets and maintain its existing Contracts and Permits and to preserve its relationships with customers, employees, lessors and any other Persons having business relations with the Company and its Subsidiaries; and (z) without limiting the generality of the foregoing:

(a)           none of the Company or any of its Subsidiaries will authorize or effect any change in its Organizational Documents;

(b)           none of the Company or any of its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(c)           the Company will not declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock outside the Ordinary Course of Business;

(d)           none of the Company or any of its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(e)           none of the Company or any of its Subsidiaries will impose any Lien upon any of its assets outside the Ordinary Course of Business;

(f)           none of the Company or any of its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(g)           none of the Company or any of its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(h)           incur any Liability or make any investment with respect to the Levelland Project without the prior written consent of the Purchaser;

(i)           the Company and its Subsidiaries will not commit to any of the foregoing or any action in violation of Section 5.9 of this Agreement.

Through the Closing Date, the Company and its Subsidiaries shall not (except to the extent that Purchaser has consented in advance in writing thereto): (i) provide service or agree to provide service to any customer at rates that are different than those that were in effect for such customer (or would have been in effect for any new customer) as of January 1, 2007, (ii) offer any promotions or special incentives or arrangements to customers that were not being offered to all customers at January 1, 2007, including, but not limited to, any promotions or special incentives or arrangements with respect to pricing or usage, or (iii) amend or modify any Significant Customer Contract except for renewals thereof in accordance with then existing market conditions and in the Ordinary Course of Business.  The Company and its Subsidiaries shall maintain in full force and effect all of its existing casualty, liability, and other insurance in amounts not less than those in effect on the date hereof, except for changes in such insurance that are made in the Ordinary Course of Business.

6.4           Notice of Developments.  The Purchaser shall promptly notify the Sellers of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Section 2.6 not to be satisfied.  The Sellers shall promptly notify the Purchaser of  the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Section 2.5 not to be satisfied.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties Article III, Article IV and Article V.  In this regard, each of the Company and the Sellers may, on two (2) occasions no later than three (3) Business Days prior to the Closing, supplement or amend the Seller’s Disclosure Schedule with respect to any matter arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in such Party’s schedules in order to make any representation or warranty set forth in this Agreement true and correct as of such date.  Any such amendment or supplement to the Sellers’ Disclosure Schedules shall be deemed to have been made on and as of the Effective Date for all purposes hereunder.  Within ten (10) Business Days of Purchaser’s receipt of any such amendment or supplement to the Sellers’ Disclosure Schedules, the Purchaser shall notify Sellers in writing of its determination of whether such amendment or supplement to the Sellers’ Disclosure Schedules would constitute a Material Adverse Change for purposes of Section 2.5(g).  In the event that the Purchaser determines that such amendment or supplement to the Sellers’ Disclosure Schedules does not constitute a Material Adverse Change for purposes of Section 2.5(g), elects to waive such closing condition with respect to such amendment or supplement to the Sellers’ Disclosure Schedules or the Purchaser fails to deliver such notice within the required time period, Purchaser shall not have the right to or a claim for indemnification under Article VII with respect to such amendment or supplement to the Sellers’ Disclosure Schedules.  Not in limitation of the rights of the Purchaser to determine whether an amendment or supplement to Sellers’ Disclosure Schedules constitutes a Material Adverse Change, it is agreed that any amendment or supplement (or any amendment or supplement which when combined with any prior amendment or supplement) that discloses Liabilities or Damages in the aggregate or reductions in payments to the Company by more than $250,000 shall be deemed to be a Material Adverse Change unless Purchaser, in its sole discretion, shall agree in writing to accept such amendment or supplement.

6.5           Exclusivity.  During the term of this Agreement, none of the Company, the Sellers, nor any of their respective affiliates, representatives, officers, employees, directors, or agents will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Equity Interests or assets of the Company (including any acquisition structured as a merger, consolidation, recapitalization, purchase or sale of assets or capital stock, share exchange, or any similar transaction or business combination involving the Company (collectively a “Sale of the Company”)); or (ii) furnish any information with respect to, assist, or participate in or in any other manner facilitate any effort or attempt by any Person to do or seek to do any of the foregoing.  The Company shall notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6           Risk of Customer Loss.  In the event that notice to customers is required to obtain the Required Telecommunications Notices and Consents, then the Purchaser shall bear the entire risk of any loss of customers or business resulting therefrom and that no such loss or losses, nor the resulting effect upon the business, results of operations, financial condition or prospects of the Company shall constitute a Material Adverse Change in the Company’s business, financial condition or prospects, be deemed to have the effect of causing a breach in the representations or warranties of the Sellers and the Company under Articles III and V, whether or not disclosed in the Disclosure Schedule hereto, or otherwise excuse Purchaser’s obligation to consummate the Contemplated Transactions in accordance with this Agreement.

6.7           Public Disclosure.  The Parties hereto agree that prior to the Closing Date, none of them will make or engage in any press release, publicity or other public disclosure of the matters which are the subject of this Agreement without the prior written consent of Purchaser and the Company, unless such party believes in good faith upon consultation with counsel that such press release, publicity or other public disclosure is required by law or legal process, in which event such party will give Purchaser and the Company as much advance notice thereof as is practicable under the circumstances and will give good faith consideration to any comments made with respect thereto by the other Parties hereto prior to the time when such press release, publicity or other public disclosure is made.

6.8           AMEX and Shareholder Approval; Information Statement.

(a)           In the event Purchaser’s shareholders are required to approve the Contemplated Transactions and the Purchaser elects or is required to hold a special meeting of its shareholders, Purchaser shall, as soon as reasonably practicable, prepare and file with the SEC, and will use all commercially reasonable efforts to have cleared by the SEC and thereafter mail (or otherwise make available in compliance with the SEC rules and regulations) to its shareholders as promptly as practicable, a proxy statement and a form of proxy, in connection with the vote of Purchaser’s shareholders with respect to the approval of this Agreement, the Contemplated Transactions and the issuance of shares of Xfone Common Stock with a value of up to thirty percent (30%) of the Purchase Price.  Purchaser shall include in such proxy statement the recommendation of the Board of Directors of Purchaser that shareholders vote in favor of this Agreement, the Contemplated Transactions and the issuance of shares of Xfone Common Stock hereunder.  The proxy statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(b)           In the event Purchaser’s shareholders are required to approve the Contemplated Transactions, then as promptly as practicable after the determination that approval of the Purchaser’s shareholders is required, the Purchaser shall, in accordance with applicable law, the rules and regulations of the AMEX and the Tel Aviv Stock Exchange, and the Purchaser’s charter and bylaws, obtain and provide to the Sellers copies of the written consent or consents of the Purchaser’s shareholders or minutes from a duly called, properly noticed and convened special meeting of shareholders, approving this Agreement, the Contemplated Transactions and the issuance of shares of Xfone Common Stock with a value of up to thirty percent (30%) of the Purchase Price.  Such consent or consents shall be signed by the holders of a majority of the shares of Xfone Common Stock that are entitled to vote or as may otherwise be required by the rules and regulation of AMEX and the Tel Aviv Stock Exchange, other applicable law or the Purchaser’s charter and bylaws (the “PurchaserShareholder Consent”) or if approval was obtained at a special meeting of Purchaser’s shareholders, the minutes of such meeting shall be certified by the Secretary of the Purchaser (the “PurchaserShareholder Vote”).

(c)           In the event Purchaser Shareholder Consent is obtained, the Purchaser shall promptly prepare, file with the SEC and mail to its shareholders an information statement which shall include notice of the Purchaser Shareholder Consent to those shareholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date of the Purchaser Shareholder Consent. The information statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(d)           If, on or before January 15, 2008 (x) the shares of Xfone Common Stock shall not have been approved for listing on AMEX and (y) the Purchaser Shareholder Vote is required by applicable rules and regulations and has not been obtained or will likely not be obtained on or before January 15, 2008, then upon written notice provided by the Purchaser to the Company and the Sellers’ Representative on or before three (3) Business Days prior to the January 15, 2008, the Expiration Date may be extended from January 15, 2008 to a date no later than February 15, 2008 provided that all of the following conditions have been met on or before January 15, 2008:

(i)           Except for the Purchaser Shareholder Consent and the Purchaser Shareholder Vote and the payment of the Purchase Price, all of the conditions to the Company’s and Sellers’ obligations to close set forth in Section 2.6 shall have been satisfied or waived in writing by the Company and the Sellers’ Representative in their sole and exclusive discretion; and

(ii)           Definitive agreements providing Purchaser with the financing or financings sufficient to pay the Purchase Price in full and to fulfill its obligations under this Agreement shall have been executed and delivered by Purchaser and all lenders, investors, or other counterparties thereto (“Financing Documents”) and such Financing Documents either (x) do not contain any conditions to any of such lenders’, investors’ or other counterparties’ obligations to close other than the closing of this Agreement or (y) all of such conditions to closing have been satisfied or waived in writing by such lenders, investors and other counterparties thereto; and

(iii)           The Company and the Sellers’ Representative shall have received the written consent(s), voting agreement(s) or other commitment(s) of the holders of record of a majority of the shares of Xfone Common Stock outstanding and entitled to vote in connection with the Purchaser Shareholder Vote; and

(iv)           The Purchaser shall have prepared, filed and cleared with the SEC, and mailed (or otherwise made available in compliance with the SEC rules and regulations) to its shareholders of record, a proxy statement and a form of proxy, in connection with the vote of Purchaser’s shareholders with respect to the approval of this Agreement, the Contemplated Transactions, the issuance of shares of Xfone Common Stock with a value of up to thirty percent (30%) of the Purchase Price and any other matters required by the rules and regulations of AMEX, other applicable law or the Purchaser’s charter and bylaws, and such proxy statement shall include the recommendation of the Board of Directors of Purchaser that shareholders vote in favor of all of such matters and shall  provide for a meeting date no later than five (5) Business Days prior to February 15, 2008.

6.9           Metro Tower Inspection and Abatement Matters.

(a)           During sixty (60) Business Days after the date of this Agreement (“Inspection Period”), Purchaser and its agents shall have the right to enter upon Metro Tower upon one (1) Business Day prior notice to the Company and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser may deem appropriate.  During the Inspection Period, the officers of the Company shall make themselves available to Purchaser and the Company shall make available to Purchaser, its employees, agents, auditors, engineers, attorneys, potential lessees and other designees who shall disclose all matters which they are actually aware of with respect to the Metro Tower and will answer pertinent questions concerning the Metro Tower to the best of their knowledge.  During the Inspection Period, the Company shall make available for inspection and/or copying, originals or copies of any existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records and other materials or information relating to the Metro Tower.

(b)           On or before the expiration of the Inspection Period, Purchaser shall notify the Sellers and the Company in writing of any matters with respect to the Metro Tower that Purchaser is unwilling to accept (collectively, “Objections”).  Neither the Sellers nor the Company shall be obligated to incur any expenses to cure, remove or discharge, any Objections unless the Sellers’ Representative and the Company agree to cure, remove or discharge such Objections as hereinafter provided.  The Sellers’ Representative and the Company shall notify Purchaser within five (5) Business Days after receipt of notice of Objections whether the Sellers and the Company agree to cure, remove or discharge such Objections.  If the Sellers’ Representative and the Company notify Purchaser in writing within such five (5) Business Day period that they agree to cure, remove or discharge such Objections, the Company shall correct such Objections on or before the Closing Date to the reasonable satisfaction of Purchaser. If the Sellers’ Representative and the Company do not notify Purchaser within such five (5) Business Day period of their agreement to cure, remove or discharge such Objections, the Sellers’ Representative and the Company shall be deemed to have elected not to cure, remove or discharge such Objections, and Purchaser shall, within ten (10) Business Days after the Seller’s notice not to cure the Objections or, if no such notice by Sellers is provided, within fifteen (15) Business Days after the expiration of the Inspection Period, elect either (1) to waive such Objections, or (2) to terminate this Agreement, in which case, notwithstanding anything contained in Section 7.2, no liquidated Damages shall be due and payable by any Party and the Parties shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement.

(c)           Within one hundred and twenty (120) calendar days of the date of this Agreement, the Company agrees to repair, cure, remove or discharge each matter set forth on Schedule 6.9(c) in the manner described on Schedule 6.9(c) (“Abatement Matters”).  The Company shall provide notice to Purchaser of the date of completion of the Abatement Matters and shall afford Purchaser the opportunity to inspect and accept such Abatement Matters as provided in Section 6.9(d).

(d)           After receipt of notice of completion of the Abatement Matters, Purchaser shall have the right to enter upon Metro Tower upon one (1) Business Day prior notice to the Company and to inspect the Abatement Matters.  If the Company does not receive from Purchaser a written objection to the Company’s notice of completion prior to the close of business on the fifteenth (15th) Business Day following delivery thereof, Purchaser shall be deemed to have waived any objections to the Abatement Matters, the condition to closing set forth in Section 2.5(r) shall be deemed to have been satisfied and the Parties shall proceed to Closing as contemplated by this Agreement.  If Purchaser shall reasonably determine that the Abatement Matters have not been completed as described on Schedule 6.9(c), it shall deliver written notice of any objection it may have to the Company and the Sellers’ Representative prior to the close of business on the fifteenth (15th) Business Day following delivery by the Company of its notice of completion of the Abatement Matters.  Such notice shall detail with specificity any failure of the Abatement Matters to meet the requirements of Schedule 6.9(c), and the Company shall then either (i) resolve the matters described in Purchaser’s notice of objection and thereafter, recommence the process contemplated by the last sentence of Section 6.9(c) and this Section 6.9(d) or (ii) submit the matter or matters to binding arbitration by an engineer or engineers with subject matter expertise in the repairs that are the subject of Purchaser’s objection notice.  The arbitrator or arbitrators shall be mutually agreed upon by the Sellers’ Representative, the Company and Purchaser, or, failing such agreement shall be RBG Engineering.  If an arbitrator or arbitrators shall determine that the Abatement Matters, or any of them, have not been completed in the manner contemplated by Schedule 6.9(c), the Company shall promptly complete same and recommence the process contemplated in the last sentence of Section 6.9(c) and this Section 6.9(d), but shall, in the meantime, be solely responsible for the fees and expenses of any of the arbitrators making an adverse determination against the Sellers’ Representative and the Company.  Purchaser shall be responsible for the fees and expenses of any arbitrators concluding that notwithstanding a Purchaser objection, the repairs in question meet the requirements of Schedule 6.9(c).  If all of the arbitrators shall determine that the repairs in their respective subject matter of expertise have been completed in accordance with Schedule 6.9(c), they shall so notify the Sellers’ representative, the Company and Purchaser.  Upon receipt of the notice contemplated in the preceding sentence, the condition to closing set forth in Section 2.5(r) shall be deemed to have been satisfied and the Parties shall proceed to Closing as contemplated by this Agreement.

6.10           Insurance. The Sellers covenant and agree to cause the Company to purchase such directors’ and officers’ liability tail coverage for a period of at least six years and shall pay for such tail coverage before Closing or, if the amount of such payment is included in the Transaction Expenses payable as provided in Section 2.2(b)(i), at Closing.

6.11           Levelland Segregated Account.  The Company covenants and agrees that any and all funds whatsoever spent. used or otherwise applied to expenditures related to or in connection with the Levelland Project will first be deposited into the Levelland Segregated Accounts.

ARTICLE VII

REMEDIES FOR BREACHES OF THIS AGREEMENT.

7.1           Termination Events.  This Agreement may, by written notice, be terminated prior to Closing as follows:

(a)           by either Purchaser or Sellers’ Representative if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured or is not capable of being cured within 20 Business Days;

(b)           (i) by Purchaser if any of the conditions in Section 2.5 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by the Sellers’ Representative, if any of the conditions in Section 2.6 has not been satisfied on or before the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c)           by mutual consent of Purchaser and Sellers’ Representative;

(d)           by either Purchaser or Sellers’ Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Expiration Date, or such later date as the Parties may agree upon in writing;

(e)           by Purchaser or Sellers’ Representative or the Company upon payment of the liquidated Damages set forth in Section 7.2; or

(f)           by Purchaser as provided in Section 6.9(b).

7.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 6.7 and 9.6 will survive; provided, however, that if this Agreement is terminated pursuant to Section 7.1(a), (b) or (e), the Parties agree that it would be difficult or impossible to establish the actual Damages of the termination and agree that the terminating Party with respect to termination under Section 7.1(a) or (b) or the nonterminating Party with respect to termination under Section 7.1(e) shall be entitled to liquidated Damages equal to one million dollars ($1,000,000.00) as its sole and exclusive remedy, unless the Purchaser is entitled to terminate this Agreement because of a breach of this Agreement by the Sellers or Company as provided in Section 7.1(a) or (b) or Sellers’ Representative or the Company terminate this Agreement pursuant to Section 7.1(e) and there is entered into an agreement for a Sale of the Company (as defined in Section 6.5 hereof) within eighteen (18) months of the termination, then in such event the Purchaser shall be entitled to additional liquidated Damages, if any, equal to 5% of the cash purchase price paid, plus the fair market value of any securities delivered in respect of the purchase price (as determined by the Company’s Board of Directors in its reasonable discretion) less any liquidated Damages previously paid.  To the extent that any such subsequent transaction shall call for deferred payments, Purchaser shall, at the time of such payments, receive 5% thereof as additional liquidated Damages.  Such liquidated damage amount is not a penalty but has been agreed upon as a reasonable substitution for actual indirect and consequential Damages due to the termination.  Notwithstanding the foregoing, Sellers shall not be obligated to pay nor shall any amounts become due under this Section 7.2 resulting from a failure of the conditions set forth in Section 2.5(p) to occur or resulting from the exercise of Sellers’ right to amend or supplement the Sellers’ Disclosure Schedules as set forth in Section 6.4.  No liquidated Damages shall be due and payable by any Party upon a termination pursuant to Section 7.1(c), (d) or (f).

7.3           Survival of Representations, Warranties and Covenants.  The representations and warranties of the Parties contained in Article III, Article IV and in Article V and fraud shall survive the Closing and continue in full force and effect during the period ending on the second anniversary thereof (the “Survival Period”).  Notwithstanding the foregoing, with respect to matters covered by Section 5.12 (Tax Matters), the Survival Period shall continue in full force and effect during the period ending on the day after the applicable statute of limitations and, with respect to matters covered by Section 3.1 (Organization of Seller), Section 3.2 (Authorization of Transaction), Section 3.4 (Non-contravention), Section 3.5 (Company Shares) and Section 5.2 (Capitalization), the Survival Period shall continue in full force and effect indefinitely after the Closing.

7.4           Indemnification Provisions for Purchaser’s Benefit.

(a)           In the event a Seller breaches any of its representations, warranties, or covenants contained in this Agreement (after giving effect to any amendment or supplement to the Sellers’ Disclosure Schedules accepted by Purchaser pursuant to Section 6.4), provided that Purchaser makes a written claim for indemnification against the Sellers pursuant to Section 7.6 within the applicable Survival Period, then such Seller shall indemnify Purchaser, each of its parents and Subsidiaries, and their respective officers, directors, shareholders, employees, agents and successors (the “Purchaser Indemnified Party”), from and against any Adverse Consequences such Purchaser Indemnified Party shall suffer caused by the breach; provided, however, that except for breaches of the Sellers’ respective representations and warranties set forth in Section 3.1, 3.2, 3.4 and 3.5, no Seller shall have any obligation hereunder to indemnify any Purchaser Indemnified Party from and against any Adverse Consequences in an amount exceeding such Seller’s Allocable Share of the then remaining Escrow Amount; provided further that no Seller shall be obligated to indemnify for Adverse Consequences pursuant to this Section 7.4(a) arising from breaches of Section 3.1, 3.2, 3.4 and 3.5 in excess of such Seller’s Allocable Share of the Purchase Price (after taking into account any other amounts payable by the Seller under this Article VII).

(b)           In the event that the Company breaches any of its representations, warranties or covenants contained in this Agreement (after giving effect to any amendment or supplement to the Sellers’ Disclosure Schedules accepted by Purchaser pursuant to Section 6.4 and without giving effect to materiality terms such as “material,” “Material Adverse Change,” or “Material Adverse Effect”), provided that Purchaser makes a written claim for indemnification against the Sellers pursuant to Section 7.6 within the applicable Survival Period, then each Seller shall indemnify the Purchaser Indemnified Parties, severally and not jointly, from and against such Seller’s Allocable Share of any Adverse Consequences such Purchaser Indemnified Party shall suffer in excess of $250,000 in the aggregate (the “Deductible”), caused by the breach; provided, however, that except for breaches of Section 5.2, Sellers shall not have any obligation hereunder to indemnify any Purchaser Indemnified Party from and against any Adverse Consequences in an amount exceeding the Seller’s Allocable Share of the then remaining Escrow Amount; provided further that the Deductible shall not apply to Adverse Consequences arising from breaches of Section 5.5 or Section 5.12; provided further that no Seller shall be obligated to indemnify for Adverse Consequences pursuant to this Section 7.4(b) arising from breaches of Section 5.2 in excess of such Seller’s Allocable Share of the Purchase Price (after taking into account any other amounts payable by the Seller under this Article VII).

(c)           In the event the Purchaser, in connection with its obligations under Section 8.1, is required by a settlement of claim or judgment approved by the Sellers’ Representative or a final, non-appealable judgment of a court with jurisdiction over the matter to pay an amount in excess of the Non-Participating Shareholders Holdback, provided that Purchaser makes a written claim for indemnification against the Sellers pursuant to Section 7.6 within the applicable Survival Period, then each Seller shall indemnify the Purchaser Indemnified Parties, severally and not jointly, from and against such Seller’s Allocable Share of such excess plus any Damages directly related thereto; provided, however, that Sellers shall not have any obligation hereunder to indemnify any Purchaser Indemnified Party from and against any such excess in an amount exceeding the Seller’s Allocable Share of the then remaining Escrow Amount.

7.5           Indemnification Provisions for Seller’s Benefit.

(a)           In the event Purchaser breaches any of its representations, warranties, or covenants contained in this Agreement, and provided that any Seller Indemnified Party (defined below), as the case may be, makes a written claim for indemnification against Purchaser pursuant to Section 7.6 within the applicable Survival Period, then Purchaser shall indemnify the Sellers, and each of their respective parents and Subsidiaries, and their respective officers, directors, shareholders, employees, agents and successors (the “Seller Indemnified Party”) from and against the entirety of any Adverse Consequences such Seller Indemnified Party shall suffer caused by the breach; provided that in the event of breaches of Section 4.5 or 4.6, then the Seller’s remedies shall be limited to rescission of the sale of all of the shares of Xfone Common Stock received by such Seller at Closing pursuant to such Seller’s Xfone Subscription Agreement and the payment by Purchaser to such Seller of cash in the amount equal to what such Seller would have received had such Seller elected not to reinvest its Allocable Sale Price in Xfone Common Stock.

(b)           Purchaser will indemnify, defend and hold harmless each Seller Indemnified Party, from and against any Adverse Consequences to the extent arising from or relating to the ownership of the Company or the conduct of its business or the business of its Subsidiaries at any time from and after the Closing, except to the extent that any such Seller Indemnified Party has indemnified Purchaser for such Adverse Consequence pursuant to Section 7.4.

7.6           Indemnification Procedures.

(a)           Any Party that is or may be entitled to indemnification under this Article VII (the “Indemnified Party”) will promptly after (i) the receipt of notice by an Indemnified Party of the commencement of any claim of Third Parties covered by this Article VII (a “Third-Party Claim”) or (ii) the discovery by the Indemnified Party of the Liability, facts or circumstances giving rise to a claim for indemnification, the Indemnified Party shall notify in writing thereof (a “Claim Notice”) the Party who is or may be obligated to provide such indemnification (the “Indemnifying Party”) in writing of any matter that relates or may relate to a claim for indemnification under this Article VII.  Such Claim Notice shall include (x) a reasonable description of the basis for such claim (to the extent then known) and, to the extent then known, the amount (or estimate of the amount) of the Adverse Consequences for which indemnification is being claimed and (y) a reference to the Section or Article of this Agreement under which indemnification is being claimed.  The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Article VII unless, and only to the extent that, such omission results in the Indemnifying Party being actually prejudiced as a result thereof.

(b)           If an Indemnifying Party disputes its Liability, in whole or in part, for any claim as set forth in a Claim Notice it shall, within fifteen (15) days of its receipt of the Claim Notice, deliver to the Indemnified Party a written statement setting forth in reasonable detail the basis for the dispute (the “Dispute Statement”).  In the event an Indemnifying Party does not dispute a claim as set forth in a Claim Notice or only disputes a portion thereof, then the amount of the claim described in the Claim Notice, or the portion thereof not disputed with particularity in a Dispute Statement, shall be deemed to be admitted and any Adverse Consequences incurred by the Indemnified Party resulting therefrom (subject to the limitations on indemnification set forth in this Article VII) shall be due and payable from the then remaining Escrow Amount to the Indemnified Party by the Indemnifying Party.  In the event an Indemnifying Party delivers a timely Dispute Statement, then the Parties agree to use good faith efforts to resolve the matter within thirty (30) Business Days of the Dispute Statement.  The portion of the claim described in the Claim Notice that is disputed by the Indemnifying Party shall not be due and payable until the Parties resolve such matter or upon a final decision of a court of competent jurisdiction or a written agreement by the Parties.

(c)           The Indemnifying Party may contest and defend in good faith a Third-Party Claim, provided such contest is made without cost or prejudice to the Indemnified Party, and provided that within fifteen (15) days after the Indemnifying Party’s receipt of the Claim Notice (or sooner if required to avoid prejudicing the rights of the Indemnified Party), the Indemnifying Party notifies the Indemnified Party of its desire to defend and contest such claim.  The Indemnified Party will reasonably cooperate with the Indemnifying Party in its investigation and response to any Third-Party Claim.  If the Indemnifying Party does not so notify the Indemnified Party of its desire to contest and defend the Third-Party Claim, (a) it will nonetheless be entitled to participate in any proceeding regarding a Third-Party Claim for which the Indemnifying Party may have indemnification obligations hereunder, and (b) the Indemnifying Party will reimburse the Indemnified Party on demand for any payment actually made by the Indemnified Party at any time after the Closing with respect to any Adverse Consequences to which the obligation of indemnity relates (subject to the limitations on indemnification set forth in this Article VII).

(d)           Notwithstanding the provisions set forth in Section 7.6(a), the Indemnified Party shall have the right to retain its own counsel and the Indemnifying Party will remain responsible for any Adverse Consequences (including the payment of the Indemnified Party’s reasonable attorneys’ fees and expenses) that the Indemnified Party may incur to the fullest extent provided in this Article VII, if (i) the Indemnifying Party does not actively and diligently defend the Third-Party Claim, or (ii) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel or that there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party.

7.7           Other Indemnification Provisions.

(a)           All indemnification payments actually made by or on behalf of the Parties under this Article VII will be deemed to be adjustments to the Purchase Price.  The Parties acknowledge and agree that a Party making any indemnification payment under this Article VII shall be entitled to file an amendment to its Tax Returns to reflect such adjustments to the Purchase Price.

(b)           Each Seller hereby agrees that it will not make any claim for indemnification against the Company or its Subsidiaries by reason of the fact it was a holder of an Equity Interest, directly or indirectly, of the Company (whether such claim is for judgments, Damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, Organizational Document, Contract, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

(c)           The amount of any Adverse Consequence for which indemnification is provided under this Article VII shall be net of (i) any amounts actually recovered by the Indemnified Party, under insurance policies in effect and applicable to such Adverse Consequence; (ii) Tax benefits to an Indemnified Party and (iii) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any Third Party.

(d)           No Party shall be entitled to indemnification under this Article VII with respect to any Adverse Consequence that is attributable to any fraud, gross negligence or willful misconduct by such Party or any of its Affiliates.

(e)           The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article VII (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(f)           THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT THIS SECTION 7.7(i) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE VII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE VII.

7.8           Exclusive Remedy; Escrow.

(a)           IN THE ABSENCE OF FRAUD, EXCEPT AS PROVIDED IN SECTION 7.1 and 7.2, THE RIGHT OF THE PARTIES TO ASSERT INDEMNIFICATION CLAIMS AND RECEIVE INDEMNITY PAYMENTS UNDER THIS ARTICLE VII IS THE SOLE AND EXCLUSIVE RIGHT AND REMEDY EXERCISABLE BY THE PARTIES WITH RESPECT TO ANY LOSSES ARISING OUT OF ANY BREACH BY ANY PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUCH PARTY SET FORTH IN THIS AGREEMENT OR OTHERWISE RELATING TO THE CONTEMPLATED TRANSACTIONS.  NO PARTY WILL HAVE ANY OTHER REMEDY (STATUTORY, EQUITABLE, COMMON LAW OR OTHERWISE) AGAINST ANY OTHER PARTY WITH RESPECT TO SUCH MATTERS, AND ALL SUCH OTHER REMEDIES ARE HEREBY WAIVED.  THE PARTIES RECOGNIZE AND AGREE THAT THE INDEMNITIES CONTAINED IN THIS ARTICLE VII MAY HAVE THE EFFECT OF INDEMNIFYING A PARTY FOR ITS OWN NEGLIGENCE OR GROSS NEGLIGENCE.

(b)           As security for the Sellers’ obligations, if any, under Section 2.2(d) and (e) and this Article VII, the Sellers agree that an amount equal to fifteen percent (15%) of the Purchase Price (which for these purposes shall be no less than Forty Two Million and No/100 Dollars ($42,000,000.00) (i.e. 15% of the cash for those Sellers receiving cash only and 15% of the cash and Xfone Common Stock for the Sellers who have elected to reinvest a portion of their Allocable Sale Price in Xfone Common Stock) shall be deposited with the Escrow Agent and held pursuant to the Escrow Agreement as provide in Section 2.2(b)(ii).  It is understood and agreed that any Xfone Common Stock deposited with the Escrow Agent by any Seller shall be issued and outstanding on the books of Purchaser, and such Seller shall be the owner thereof and retain all rights commensurate with the ownership of common stock, including, without limitation, the right to dividends and the right to vote such shares, but such shares shall be registered in the Escrow Agent’s name until the Escrow Agreement is terminated.

(c)           The Parties hereby acknowledge and agree that except with respect to breaches of Section 3.1, 3.2, 3.4, 3.5 and 5.2, the then remaining portion of the Escrow Amount shall be the sole and exclusive source of recovery for any of Sellers’ obligations under Section 2.2(d) and (e) and this Article VII.  For purposes of satisfying Sellers’ obligations under Section 2.2(d) and (e) and this Article VII, any shares of Xfone Common Stock constituting a portion of the Escrow Amount that are withdrawn by a Purchaser Indemnified Party shall be valued at the same price as they were valued at as of the Closing Date.  The Escrow Amount shall be governed by the terms of this Agreement and the Escrow Agreement.

(d)           Each Seller shall only be responsible for such Seller’s Allocable Share of any amounts due to Purchaser under Section 2.2(d) and (e) or due to any Purchaser Indemnified Party as provided in this Article VII (“Seller’s Pro-Rata Portion”).  For any Seller who has deposited cash and Xfone Common Stock, such Seller’s Pro-Rata Portion shall be satisfied from the cash and Xfone Common Stock in the same proportions as the cash or Xfone Common Stock deposited in the Escrow Amount on the Closing Date for such Seller.

Article VIII

POST-CLOSING COVENANTS & OTHER AGREEMENTS

8.1           Non-Participating Shareholders.  In the event that the Purchaser is unable to acquire all of the outstanding Equity Interests of the Company at Closing pursuant to this Agreement, Purchaser covenants and agrees that it shall within one hundred and eighty (180) days of the Closing Date effectuate a merger, combination or other legally permissible transaction to acquire the balance of any such outstanding Equity Interests in the Company held by any Third Party (a “Non-Participating Shareholder”) in accordance with all applicable Legal Requirements.  Purchaser covenants and agrees that the purchase price consideration for all such Equity Interests held by such Non-Participating Shareholder shall be in cash, and shall be equal in amount to what otherwise would have been the sum of such Equity Interest holder’s Allocable Sale Price up to an amount, in the aggregate, equal to the Non-Participating Shareholders Holdback.

8.2           Indemnification.  After the Closing, Purchaser will not take, and will cause the Company and its Subsidiaries not to take, any action to alter, reduce, impair or otherwise diminish or that would otherwise breach, violate, contravene, conflict with, result in a breach of, or constitute a default under (i) any exculpatory or indemnification provisions now existing in the Organizational Documents of the Company and its Subsidiaries for the benefit of any individual who served as a director or officer of the Company and/or its Subsidiaries at any time prior to the Closing or (ii) any provision of the directors’ and officers’ liability tail coverage purchased by the Company as provided in Section 6.10.

8.3           Employee Benefits.  Purchaser covenants and agrees that for a period of at least one (1) year after the Closing that Purchaser shall cause the Company to provide the Company’s employees with medical, dental and other health insurance and benefits that are no less favorable in coverage, costs, amounts and participation rights than in effect immediately prior to the Closing.

8.4           Further Assurances.  In case at any time after the Closing any further actions are necessary to carry out the purposes of any of the Contemplated Transactions, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request (unless the requesting Party is entitled to indemnification therefor under Article VII).

8.5           Third Party Beneficiaries.  The Non-Participating Shareholders and the officers and directors of the Company and its Subsidiaries and each of the Seller Indemnified Parties shall be third party beneficiaries of Articles VII and Article VIII to the extent of the obligations of the Purchaser or any Indemnifying Party thereunder.  The Company Releasees and the Seller Releasees shall be third party beneficiaries of Section 8.7(a) and Section 8.7(b) respectively.  Jackson Walker L.L.P. is a third party beneficiary of Section 3.10.

8.6           Metro Tower Disclaimer.

(a)           Purchaser acknowledges that agents and representatives of Purchaser inspected and examined the Metro Tower to the extent deemed necessary by Purchaser in order to enable Purchaser to evaluate its condition and Purchaser and its agents and representatives are qualified to make such inspection.

(b)           PURCHASER HEREBY AGREES THAT THE METRO TOWER SHALL BE ACQUIRED BY PURCHASER IN AN “AS-IS, WHERE IS” CONDITION, WITH ALL FAULTS, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND (EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW) OTHER THAN AS SET FORTH IN SECTION 5.13.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, SELLERS HAVE NOT MADE, AND EXPRESSLY AND SPECIFICALLY DISCLAIM, AND PURCHASER ACCEPTS THAT SELLERS HAVE DISCLAIMED, ANY REPRESENTATIONS, GUARANTIES OR WARRANTIES OF OR RELATING TO THE METRO TOWER OTHER THAN AS SET FORTH IN SECTION 5.13, INCLUDING WITHOUT LIMITATION, OF OR RELATING TO: (A) THE USE, INCOME, POTENTIAL EXPENSES, MAINTENANCE, OPERATION, CHARACTERISTICS OR CONDITION OF THE METRO TOWER OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, WARRANTIES OF SUITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE, OR GOOD AND WORKMANLIKE CONSTRUCTION, OR (B) THE NATURE, MANNER, CONSTRUCTION, CONDITION, STATE OF REPAIR, OR LACK OF REPAIR OF THE EQUIPMENT, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT.

(c)           Other than with respect to the matters set forth in Section 5.13 or in the event that the Company intentionally fails to disclose a matter of which the Company or Sellers were actually aware as required by Section 6.9, Purchaser hereby expressly assumes all risks, liabilities, damages and costs (and agrees that Sellers shall not be liable for any special, direct, indirect, consequential, or other damages) that result or arise from or relate to the ownership, use, condition, location, maintenance, repair or operation of the Metro Tower after Closing.  Purchaser acknowledges that any condition of the Metro Tower that Purchaser discovers or desires to correct or improve shall be at Purchaser’s sole expense.

8.7           Releases.

(a)           Each Seller hereby severally releases and forever discharges the Company, and each of its officers, directors, shareholders, employees and their successors and assigns (collectively, “Company Releasees”) of and from any and all claims, causes or rights of action, demands and damages of every kind and nature which such Seller may now have, whether known or unknown, anticipated or unanticipated and whether accrued or hereafter to accrue, against Company Releasees, caused by or arising out of or in any way related to the following:  (i) the business, affairs, actions or omissions of the Company and/or the officers or directors or any other employee or independent contractor of the Company through the date of Closing; and (ii) such Seller’s direct or beneficial ownership or interests in the Company.  Each Seller will forever refrain and desist from, either directly or indirectly, instituting, prosecuting, or asserting against Company Releasees, or any of them, any further claim, demand, action, cause of action or suit of any kind or nature on account of matters hereby released.  Notwithstanding anything in this Section 8.7(a) to the contrary, nothing contained in this Section 8.7(a) will operate to release, releave or otherwise limit (x) the rights of such Seller, whether by contract, at law, in equity or otherwise, in any capacity other than as a shareholder of the Company and (y) any obligations of Purchaser arising under this Agreement, including, without limitation, Article VII.  This release is conditioned on consummation of the Closing.

(b)           The Company releases and forever discharges each Seller and each of its officers, directors, employees and their successors and assigns (collectively, “Seller Releasees”) of and from any and all claims, causes or rights of action, demands and damages of every kind and nature which the Company may now have, whether known or unknown, anticipated or unanticipated and whether accrued or hereafter to accrue, against the Seller Releasees, caused by or arising out of or in any way related to the following:  (i) the business, affairs, actions or omissions of the Company and/or the officers or directors or  any other employee or independent contractor of the Company through the date of Closing; and (ii) such Seller’s direct or beneficial ownership or interests in the Company.  The Company will forever refrain and desist from, either directly or indirectly, instituting, prosecuting, or asserting against Seller Releasees, or any of them, any further claim, demand, action, cause of action or suit of any kind or nature on account of matters hereby released.  Notwithstanding anything in this Section 8.7(b) to the contrary, nothing contained in this Section 8.7(b) will operate to release, releave or otherwise limit (x) the obligations of such Seller, whether by contract, at law, in equity or otherwise, in any capacity other than as a shareholder of the Company and (y) any obligations of such Seller arising under this Agreement, including, without limitation, Article VII.  This release is conditioned on consummation of the Closing..

ARTICLE IX

MISCELLANEOUS.

9.1           No Third-Party Beneficiaries.  Except as specifically provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.2           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

9.3           Notices.  Any notice or claim given or made pursuant to or with respect to this Agreement shall be in writing and shall be deemed to have been properly given for all purposes (i) if sent by a nationally recognized overnight carrier for next Business Day delivery, on the first Business Day following deposit of such notice with such carrier unless such carrier confirms such notice was not delivered, then on the day such carrier actually delivers such notice, or (ii) if personally delivered, on the actual date of delivery, or (iii) if sent by certified U.S. Mail, return receipt requested postage prepaid, on the fifth Business Day following the date of mailing, or (iv) if sent by facsimile, then on the actual date of delivery (as evidenced by a facsimile confirmation); provided, that a copy of the facsimile and confirmation is also sent by regular U.S. Mail, addressed as follows:

If to Purchaser:

Xfone, Inc.
Britannia House
960 High Road
London, N129RY
United Kingdom
Attention:	Guy Nissenson
Telephone:	+44 208-446-9494
Facsimile:	+44 208-446-7010
Email:	guy@Xfone.com

and

Xfone USA, Inc.
2506 Lakeland Drive, Suite 100
Flowood, MS 39232
Attention:	Wade Spooner
Telephone:	(601) 664-1108
Facsimile:	(601) 664-1190
Email:	wspooner@expetel.com

with a mandatory
copy to:

The Oberon Securities, LLC
79 Madison Ave., 6th Floor
New York, NY 10016
Attention:	Adam Breslawsky
Telephone:	212-386-7052
Facsimile:	212-447-7212
Email:	adam@oberonsecurities.com

and:

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street (39202)
P. O. Box 427
Jackson, MS 39205-0427
Attention:	Gina M. Jacobs
Telephone:	601-949-4705
Facsimile:	601-949-4804
Email:	gjacobs@watkinsludlam.com

If to the Company:

NTS Communications Inc.
5307 W. Loop 289, Suite 200
Lubbock, Texas 79414
Attention:	Chief Executive Officer
Facsimile:	806-788-3398

with a mandatory

copy to:	Jackson Walker L.L.P.
  901 Main Street, Suit 6000
  Dallas, Texas  75202
  Fax No.:  (214) 953-5822
  Attention:  Jeffrey M. Sone

If to the Seller:                     To the Seller at the address set forth
on the Signature Page hereto.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.4           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

9.5           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.6           Expenses.  Except as otherwise provided in this Agreement, Purchaser, Sellers, the Company and each Affiliate thereof shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions.

9.7           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

9.8           CONSULTATION WITH INDEPENDENT COUNSEL.  EACH SELLER ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS LEGALLY BINDING PROVISIONS AND THAT NEITHER THE COMPANY NOR THE PURCHASER HAVE ENGAGED ANY COUNSEL TO PROVIDE LEGAL SERVICES FOR SELLER’S BENEFIT IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT.  EACH SELLER SIGNING THIS AGREEMENT REPRESENTS TO THE COMPANY AND THE PURCHASER THAT IT HAS CONSULTED, OR HAS HAD AN OPPORTUNITY TO CONSULT, WITH COUNSEL (SEPARATE FROM THE COMPANY’S COUNSEL AND PURCHASER’S COUNSEL) IN NEGOTIATING AND EXECUTING THIS AGREEMENT AND THAT IT HAS EITHER CONSULTED WITH ITS OWN COUNSEL OR CONSCIOUSLY DECIDED NOT TO CONSULT WITH ITS OWN COUNSEL.

9.9           Governing Law; Choice of Forum.  This Agreement shall be construed in accordance with and governed by the internal law of the State of Mississippi (without reference to its rules and to conflict of laws).  Each Party hereby irrevocably waives any right that such Party otherwise might have to transfer such action or proceeding (or any claims within such action or proceeding) to any court other than the court selected by the Parties in accordance with Section 9.10.  The Parties hereby consent to and grant to any such court jurisdiction over the Persons of such Parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

9.10           Consent to Jurisdiction; Venue.

(a)           The Parties hereto submit to the personal jurisdiction of the courts of the States of Texas or Mississippi and the Federal courts of the United States sitting in Lubbock County, Texas, or Hinds County, Mississippi, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims, actions and proceedings arising out of or relating to this Agreement may be heard and determined in such courts or, to the extent permitted by law, in such Federal court.  The Parties hereto agree that a final nonappealable judgment in any such claim, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b)           Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas or Mississippi state or Federal court located in Dallas or Lubbock County, Texas, or Hinds or Rankin County, Mississippi, and the defense of an inconvenient forum to the maintenance of such claim in any such court.

9.11           Incorporation of Annexes, and Schedules.  The Annexes, and Schedules referred to or identified in this Agreement are incorporated herein by reference and made a part hereof.

9.12           Entire Agreement.  This Agreement (including the Schedules of even date herewith and the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.13           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile signatures shall be given the same effect as original signatures.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

XFONE, INC.

By:  /s/ Guy Nissenson
Printed Name:  Guy Nissenson
Title:  President and CEO

COMPANY:

NTS COMMUNICATIONS, INC.

By: /s/ Barbara Baldwin
Printed Name:  Barbara Baldwin
Title:  President and CEO

SELLERS:

Address:	TELEPHONE ELECTRONICS CORPORATION

By: /s/ Joseph D. Fail
Printed Name: Joseph D. Fail
Attention:	Title: President
Facsimile:

Address:
/s/ Barbara Baldwin
Barbara A. Baldwin

Attention:
Facsimile:

Address:

Kevin E. Buxkemper

Attention:
Facsimile:

Address:
/s/ David W. Cleveland
David W. Cleveland

Attention:
Facsimile:

Address:
/s/ Jerry E. Hoover
Jerry E. Hoover

Attention:	/s/ Martha S. Hoover
Facsimile:	Martha S. Hoover

Address:
/s/ Brad Worthington
Brad Worthington

Attention:	/s/ Tracy Worthington
Facsimile:	Tracy Worthington

Address:	DAVID FATE MOORE TRUST

By: /s/ Barbara Baldwin
Printed Name: Barbara Baldwin
Attention:	Title: Trustee
Facsimile:

Address:	SHAWN TROY WALLACE TRUST

By: /s/ Barbara Baldwin
Printed Name: Barbara Baldwin
Attention:	Title: Trustee
Facsimile:

Address:

Dawn Lin Ambrose

Attention:
Facsimile:

Address:

Joyce Craft

Attention:
Facsimile:

Address:

Richard A. Crosswhite

Attention:
Facsimile:	Sandra V. Crosswhite

Address:

Larry J. Elliott

Attention:
Facsimile:	Mary C. Elliott

Address:

Frank R. Farrar

Attention:
Facsimile:	Polly C. Farrar

Address:

Nelson Fox

Attention:
Facsimile:	Deborah C. Fox

Address:

Jean C. Jones

Attention:
Facsimile:

Address:

Don McLeod

Attention:
Facsimile:	Ethel McLeod

Address:	DRY CREEK CATTLE COMPANY, LTD.

By:
Printed Name:
Attention:	Title:
Facsimile:

 EXHIBITS

Exhibit A

RELEASE

This Release (this “Release”) is entered into by the undersigned officers of the Company (as defined herein) (the “Officers”), effective as of the _____ day of _______________ 200__ in connection with the Contemplated Transactions under the terms and provisions of that certain Stock Purchase Agreement dated August ____, 2007 (the “Stock Purchase Agreement”) by and among NTS Communications, Inc., a Texas corporation (the “Company”), XFone, Inc., a Nevada corporation (the “Purchaser”), and the Shareholders of the Company identified on the signature page of the Stock Purchase Agreement.  Capitalized terms not expressly defined in this Release shall have the meanings ascribed to them in the Stock Purchase Agreement.

WHEREAS, execution of this Release by each of the Officers is a condition precedent to the Closing of the Stock Purchase Agreement and as such is a material inducement to the Purchaser in order for it to enter into the Stock Purchase Agreement; and

WHEREAS, the Purchaser would not have closed the Stock Purchase Agreement (the “Closing”) without the execution of this Release by each and everyone of the undersigned Officers; and

WHEREAS, each Officer has agreed to execute this Release.

NOW, THEREFORE, as additional consideration for the Stock Purchase Agreement and the covenants, representations, agreements and undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged and intending to be legally bound, the undersigned parties do hereby severally agree as follows:

1.           Recitals.  Each of the above referenced recitals is true and correct and incorporated into this Release by this reference.

2.           Release by Each Officer.  Each Officer hereby severally releases and forever discharges the Company, the Purchaser and each of their respective officers, directors, shareholders, employees and their successors and assigns (collectively, “Releasees”) of and from any and all claims, causes or rights of action, demands and damages of every kind and nature which such Officer may now have, whether known or unknown, anticipated or unanticipated and whether accrued or hereafter to accrue, against Releasees, caused by or arising out of or in any way related to the following:  (i) the business, affairs, actions or omissions of the Company and/or the officers or directors or any other employee or independent contractor of the Company through the date of Closing; and (ii) any amounts due from the Company to such Officer for serving as an officer, director or employee of the Company through the date of Closing including any bonuses due to such Officer arising from the consummation of the Contemplated Transactions under the Stock Purchase Agreement, other than base salary and benefits for the pay period ending immediately after the Effective Date and the reimbursement of reimbursable business expenses for the pay period ending immediately after the Effective Date.  Notwithstanding anything in this Release to the contrary, nothing contained in this Release will operate to release, relieve or otherwise limit the rights of such Officer to (a) file claims with and otherwise pursue recovery under the Company’s director’s and officer’s liability insurance or require indemnification and reimbursement from the Company for acts taken in their capacity as an Officer of the Company as specifically allowed under the articles of incorporation and bylaws of the Company, each as amended and/or restated and in force at the date of closing under the Stock Purchase Agreement or (b) any obligations of the Purchaser arising under the Stock Purchase Agreement, including, without limitation, Article VII and Section 8.2 of the Stock Purchase Agreement or (c) any obligations of the Company to such Officer arising under the Employment Agreement with such Officer executed as of the Closing Date or (d) file claims or seek reimbursement or recovery for reimbursable business expenses or under any Employee Benefit Plan in which such Officer participates.

3.           Compromise.  Each Officer agrees that this Release is a compromise of doubtful and disputed claims through the date of Closing, and that the consideration recited herein is not to be construed as an admission of any liability whatsoever by Releasees and that Releasees expressly deny any such liability.

4.           Scope of Release.  Each Officer agrees that the consideration for this release was delivered to secure full, complete, and final discharge of Releasees from any and all matters hereby released as set forth in Section 2 hereof, and each Officer agrees that such claims, demands, actions, or causes of action are wholly and forever satisfied and extinguished.

5.           Covenant Not to Sue.  Each Officer will forever refrain and desist from, either directly or indirectly, instituting, prosecuting, or asserting against Releasees, or any of them, any further claim, demand, action, cause of action or suit of any kind or nature on account of matters hereby released as set forth in Section 2 hereof.

6.           No Prior Assignment.  Each Officer specifically acknowledges, covenants, represents and warrants that there has been no assignment of any right or claim released hereby.

7.           Authority.  Each Officer represents and warrants that each is fully competent and authorized to execute this Release, and that upon execution this Release will be valid and binding upon each of them.  Each Officer represents and warrants that the undersigned constitute all of the officers of the Company.

8.           Acknowledgment.  Each Officer represents and warrants that the terms of this Release have been read, voluntarily accepted, understood by each such Officer or explained to each such Officer by its attorney(s), and agreed to and approved by its attorney(s).  Each Officer further represents and warrants that it has relied upon its own judgment, knowledge and belief as to the nature and extent of any damages which may have been suffered or sustained, or may be sustained in the future, with regard to the items released hereby under Section 2 hereof.

9.           Entire Agreement.  This Release constitutes the entire agreement between the parties with respect to the releases contemplated hereby. All previous or contemporaneous agreements, understandings, representations, warranties and statements, oral or written are hereby superceded. Any alterations or additions shall be effective only if reduced to writing, dated and signed by the party against whom the enforcement thereof is or may be sought.

10.           Waiver.  No waiver of a breach of any of the terms, covenants or conditions of this Release by any party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained.  No waiver of any default by any party hereunder shall be implied from any omissions by either party to take any action on account of such default.  If such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver.

11.           Severability.  If any term, provision, covenant or condition of this Release is held to be invalid, void or otherwise unenforceable to any extent by any court of competent jurisdiction, the remainder of this Release shall not be affected thereby, and each term, provision, covenant or condition of this Release shall be valid and enforceable to the fullest extent permitted by law.

12.           Successors.  Subject to the restriction on assignment provided herein, all terms of this Release shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

13.           Assignment.  No party hereto shall assign their respective rights, obligations or interest under this Release in any manner.

14.           Headings.  The captions and paragraph headings used in this Release are inserted for convenience of reference only and are not intended to define, limit or affect the interpretation or construction of any term or provision hereof.

15.           Counterparts.  This Release may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one agreement binding on all parties.

16.           Facsimile Signatures.  In order to expedite the Contemplated Transactions under the Stock Purchase Agreement, telecopied signatures may be used in place of original signatures on this Release.  All parties hereto intend to be bound by the signatures on the telecopied document, are aware that other parties will rely on the telecopied signatures, and hereby waive any and all defenses to the enforcement of the terms of this Release based on the form of signature.

17.           Governing Law.  This Release shall be governed, construed and enforced in accordance with the laws of the State of Texas.

18.           Effective Date.  The terms and provisions of this Release shall be effective upon Closing of the Stock Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Officer set forth below has executed this Release as of the date first set forth above.

OFFICERS:

____________________________________
Barbara Andrews, President and CEO

____________________________________
Jerry Hoover, Executive Vice President
and Treasurer

____________________________________
Brad Worthington, Executive Vice President
and Secretary

Exhibit B

ESCROW AGREEMENT

This Escrow Agreement, dated as of _______________, 200__ (the “Closing Date”), among XFone, Inc., a Nevada corporation (“Purchaser”) and _________________________, an individual resident of ________________ (the “Sellers’ Representative”) for each of the persons and entities listed on Exhibit A hereto who were selling Shareholders of NTS Communications, Inc. (the “NTS Sellers”), and [Trustmark National Bank], as escrow agent (“Escrow Agent”).

This is the Escrow Agreement referred to in the Stock Purchase Agreement dated _____________________ (the “Stock Purchase Agreement”) among Purchaser, the Company and the NTS Sellers.  Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Stock Purchase Agreement.

In order to provide Purchaser security for obligations under Section 2.2(d) and (e) of the Stock Agreement for working capital adjustments and rights of indemnification that the Purchaser possesses under Article VII of the Stock Purchase Agreement, the NTS Sellers and the Purchaser have agreed that the cash and the XFone Common Stock (“XFone Common Stock”) as set forth in Exhibit “A” for each of the NTS Sellers, which constitutes part of the Purchase Price under the Stock Purchase Agreement, shall be deposited with the Escrow Agent by Purchaser to be held and administered by Escrow Agent in accordance with the terms and conditions herein set forth.

The parties, intending to be legally bound, hereby agree as follows:

1.           ESTABLISHMENT OF ESCROW

(a)           Deposit.  The Purchaser hereby deposits in escrow the amount of cash and number of shares of XFone Common Stock set out opposite the names of the NTS Sellers on Exhibit “A” attached to this Agreement (collectively, the “Escrow Fund”).  The XFone Common Stock shall be registered in the name of the Escrow Agent or its nominee.  For all purposes, the value of the XFone Common Stock shall be valued at the value as set forth on Exhibit “A.”  For purposes of clarity, such value shall be the average per share closing price on the American Stock Exchange of XFone Common Stock for the ten (10) consecutive trading days preceding the trading day immediately prior to the Closing Date.  As used herein, the “Pro-Rata Share” refers to each NTS Seller’s percentage of the total Escrow Fund as of the dated hereof as set forth on Exhibit “A” hereto which shall equal each such NTS Seller’s Allocable Shares as set forth in the Stock Purchase Agreement.  For any NTS Seller that has had cash and XFone Common Stock deposited into the Escrow Fund on it behalf, such NTS Seller’s Pro-Rata Share shall be satisfied from the cash and XFone Common Stock in the same proportions as the cash or XFone Common Stock originally deposited in the Escrow Fund on the date hereof for such NTS Seller, all as set forth in Exhibit “A,” except that such NTS Seller’s Pro-Rata Share of fees or other amounts due to the Escrow Agent pursuant to Section 4(h) shall be satisfied in cash.

(b)           Escrow Fund.  Escrow Agent hereby acknowledges receipt of the Escrow Fund as provided in Section 1(a).  The Escrow Fund (as increased by all income, property and Earnings resulting therefrom) (“Escrow Fund”) shall be held and administered by the Escrow Agent for the benefit of the NTS Sellers and Purchaser on the terms set out herein.

(c)           Investment of Escrow Funds.  Except as Purchaser and Sellers’ Representative may from time to time jointly instruct Escrow Agent in writing, the cash portion of the Escrow Fund shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of ninety (90) days or less and repurchase obligations secured by such United States Treasury bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent until disbursement of the entire Escrow Fund. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.  Interest, dividends, earnings and gains on the Escrow Fund are hereinafter referred to collectively as the “Earnings.”

(d)           Voting Rights of Shares in Escrow.  The NTS Sellers shall retain all rights with respect to the XFone Common Stock commensurate with the ownership of common stock, including, without limitation, the right to dividends and the right to vote such shares.  All voting rights with respect to the XFone Common Stock composing a part of the Escrow Fund may be exercised by the NTS Seller who deposited such XFone Common Stock in escrow, and the Escrow Agent shall from time to time execute and deliver to each NTS Seller such proxies, consents, or other documents as may be necessary to enable such NTS Seller to exercise such rights with respect to its XFone Common Stock.

(e)           Distributions on Escrow Fund.  All Earnings made on the cash portion of the Escrow Fund shall be deemed to be that of the NTS Sellers, in accordance with their respective Pro-Rata Share of the cash portion of the Escrow Fund, for income tax purposes, but shall be received by the Escrow Agent and constitute part of the Escrow Fund.

(f)           Taxes and Charges on Escrow Fund.  For those NTS Sellers who have provided the Escrow Agent with a properly completed Internal Revenue Service W-9 Form indicating that no taxes are to be withheld, the Escrow Agreement by no later than March 15 of each year shall pay to such NTS Seller an amount equal to 30% of such NTS Seller’s Pro-Rata share of the Earnings from the cash portion of the Escrow Fund.  The NTS Sellers, with respect to their respective Pro-Rata Share of the Escrow Fund, shall maintain the Escrow Fund free and clear of all liens and encumbrances and shall, promptly upon request by the Escrow Agent, pay and discharge all taxes, assessments, and governmental charges imposed on or with respect to the Escrow Fund.

(g)           Acceptance of Escrow.  Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard, administer and disburse the Escrow Fund pursuant to the terms and conditions hereof.

(h)           Notice of Claim.  Purchaser shall be entitled to recover under this Escrow Agreement in respect of (i) any working capital adjustment as provided in Section 2.2(d) of the Stock Purchase Agreement (“Working Capital Adjustment”); or (ii) any Adverse Consequences (as provided in Article VII of the Stock Purchase Agreement) and, during the Escrow Period, may give notice in writing in the form attached hereto as Appendix A (“Pending Claims Notice”) to the Escrow Agent and the Sellers’ Representative of any claim on which any Working Capital Adjustment is asserted or Adverse Consequences may be based, which Pending Claims Notice shall include a brief description of the nature of the claim, the identity of the party by whom it is being asserted, and an estimate of the amount of Adverse Consequences that may be sustained by Purchaser (the “Estimated Adverse Consequences”).

2.           DISTRIBUTIONS FROM ESCROW FUND

(a)           Purchaser Request.  If Purchaser submits a notice and request to the Sellers’ Representative and Escrow Agent in substantially the form attached as Appendix B stating that (i) a Working Capital Adjustment has been determined to be due to Purchaser by the NTS Sellers in accordance with Section 2.2(d) of the Stock Purchase Agreement and the dollar amount due to Purchaser by virtue of the Working Capital Adjustment; or (ii) Adverse Consequences (as defined in the Stock Purchase Agreement) has been determined in accordance with Article VII of the Stock Purchase Agreement and specifying the dollar amount of the Adverse Consequences, then on the 30th Business Day following such notice, Escrow Agent shall release as directed in said notice an amount from the Escrow Fund equal to the amount of the Working Capital Adjustment or Adverse Consequences, as the case may be, and applying such amount to each NTS Seller’s Pro-Rata share of the Working Capital Adjustment or Adverse Consequences, as the case may be, unless the Escrow Agent has received a Counter-Notice (as defined herein) from the Sellers’ Representative that the requested release from the Escrow Fund is disputed.

(b)           If a counter-notice (“Counter-Notice”) is given with respect to a request for distributions from the Escrow Fund, then the Escrow Agent shall make a distribution from the Escrow Fund only in accordance with (i) joint written instructions of Purchaser and the Sellers’ Representative or (ii) a final non-appealable order of a court of competent jurisdiction or, in the case of a Working Capital Adjustment, the binding determination of the Arbitrator pursuant to Section 2.2(e) of the Stock Purchase Agreement.  Any court order or arbitrator order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable.  Escrow Agent shall act on such court or arbitrator order and legal opinion without further question.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agent shall make distributions from the Escrow Fund in accordance with the joint written instructions of Purchaser and the Sellers’ Representative.

3.           DURATION AND TERMINATION OF ESCROW

(a)           On the second anniversary date of this Agreement (“Escrow Period”), the Escrow Agent shall retain an amount of the then remaining Escrow Fund (taken on a Pro-Rata Share from each NTS Seller’s portion of the Escrow Fund) equal to the aggregate dollar value of the Estimated Adverse Consequences for all outstanding Pending Claims Notices, if any, received during the Escrow Period and the remainder of each NTS Seller’s portion of the Escrow Fund (including all Earnings) shall be disbursed to each NTS Seller to the address as provided in Exhibit “A” hereto.  After the resolution of all outstanding Pending Claims Notices received during the Escrow Period, the Escrow Agent shall promptly deliver the balance, if any, of the Escrow Fund (including all Earnings) to each NTS Seller to the address provided in Exhibit “A”.

(b)           The Escrow Agreement shall terminate and be of no further force or effect on the first to occur of (i) the close of business on the date on which the Escrow Agent delivers to Purchaser and/or the NTS Sellers, as the case may be, the entire Escrow Fund (and any Earnings thereon) in accordance with the terms of this Agreement or (ii) December 31, 2020, at which time this Escrow Fund shall terminate and any Escrow Fund remaining shall be interpled with the registry or custody of any court of competent jurisdiction and thereupon the Escrow Agent shall be discharged of all further duties under this Agreement.

4.           DUTIES OF ESCROW AGENT

(a)           Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.  Uninvested funds held hereunder shall not earn or accrue interest.

(b)           Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the others hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.

(c)           Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d)           Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)           Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications.  Section 4(e) and Section 4(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(f)           Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

(g)           Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

(h)           In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction or arbitrator directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court or arbitrator order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

(i)           Purchaser and the NTS Sellers shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $____________ at the time of execution of this Agreement and $__________ annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by Purchaser, and 50% by the NTS Sellers with each NTS Seller responsible for its Pro-Rata Share of such 50% which may be deducted from each NTS Seller’s cash portion of its share of the Escrow Fund.

(j)           No printed or other matter in any language (including, without limitation,  prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

5.           LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

6.           OWNERSHIP FOR TAX PURPOSES

Each NTS Seller will be treated as the owner of its respective portion of the Escrow Fund, and each NTS Seller will report all income, if any, that is earned on, or derived from, each NTS Seller’s portion of the Escrow Fund as their income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

7.           NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

IF TO COMPANY OR SHAREHOLDER REPRESENTATIVE, TO:

Attention:
Telephone:
Facsimile:
Email:

IF TO PURCHASER, TO:

XFone, Inc.
Britannia House
960 High Road
London, N129RY
United Kingdom
Attention:	Guy Nissenson
Telephone:	+44 208-446-9494
Facsimile:	+44 208-446-7010
Email:	guy@xfone.com

and

XFone USA, Inc.
2506 Lakeland Drive, Suite 100
Flowood, MS  39232
Attention:	Wade Spooner
Telephone:	(601) 664-1108
Facsimile:	(601) 664-1190
Email:	wspooner@xfone.com

and

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street (39202)
P. O. Box 427
Jackson, MS 39205-0427
Attention:	Gina M. Jacobs
Telephone:	(601) 664-1108
Facsimile:	(601) 664-1190
Email:	wspooner@xfone.com

IF TO ESCROW AGENT:

[Trustmark National Bank
248 East Capitol Street
Jackson, MS  39201
Attention: W. Sanders (“Sandy”) Carter, V.P.]

8.           JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of Hinds County, Mississippi, State of Mississippi or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Mississippi, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

10.           SECTION HEADINGS

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

11.           WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as set forth in this Agreement or the Stock Purchase Agreement, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out  of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.           EXCLUSIVE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Purchaser, the Principals and the Escrow Agent.

13.           GOVERNING LAW

This Agreement shall be governed by the laws of the State of Mississippi, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	SELLERS’ REPRESENTATIVE:

XFone, Inc.

By: Guy Nissenson, President and CEO

ESCROW AGENT:

By:
Title:

EXHIBIT “A”

XFone Common Stock
NTS Seller Name and Address	Cash	Value of Shares	Number of Shares	Pro-Rata Share	Proportional Share of Cash/XFone Common Stock

Ambrose, Dawn Lin	________	______	______	_______%	_____% / _____%
Andrews, Barbara A.	________	______	______	_______	_____% / _____%
Buxkemper, Kevin E.	________	______	______	_______	_____% / _____%
Cleveland, David W.	________	______	______	_______	_____% / _____%
Craft, Joyce	________	______	______	_______	_____% / _____%
Crosswhite, Richard A. & Sandra V.	________	______	______	_______	_____% / _____%
Dry Creek Cattle Company, Ltd.	________	______	______	_______	_____% / _____%
Elliott, Larry J. & Mary C.	________	______	______	_______	_____% / _____%
Farrar, Frank R. & Polly C.	________	______	______	_______	_____% / _____%
Fox, Nelson & Deborah C.	________	______	______	_______	_____% / _____%
Hoover, Jerry E. & Martha S.	________	______	______	_______	_____% / _____%
Jones, Jean C.	________	______	______	_______	_____% / _____%
McLeod, Don & Ethel	________	______	______	_______	_____% / _____%
David Fate Moore Trust	________	______	______	_______	_____% / _____%
Telephone Electronics Corporation	________	______	______	_______	_____% / _____%
Shawn Troy Wallace Trust	________	______	______	_______	_____% / _____%
Worthington, Brad & Tracy	________	______	______	_______	_____% / _____%
[Non-Participating Shareholders]	________	______	______	_______	_____% / _____%

TOTAL

CLOSING DATE VALUE

Xfone Common Stock - $_______ per share

APPENDIX A

PENDING CLAIM NOTICE

To:                      _______________________, or its successor (“Escrow Agent”)
_______________________ (“Sellers’ Representative”)

From:	XFone, Inc. (“Purchaser”)

Date:	_____________________

Please be advised that, pursuant to Section 1(h) of the Escrow Agreement dated ____________, 2006 by and among the undersigned, the Escrow Agent, and the Sellers’ Representative, each of you are hereby notified that, Purchaser believes that the Purchaser has or may suffer Adverse Consequences pursuant to the provisions of Article VII of the Stock Purchase Agreement dated as of _______________________ (“Stock Purchase Agreement”) by virtue of

Purchaser estimates that the Adverse Consequences is $_____________ (“Estimated Adverse Consequences”).

Signed this _____ day of _________________, 20____.

XFone, Inc.

By:
Title:

APPENDIX B

PURCHASER DEPOSITION NOTICE REQUEST

To:	______________________, or its successor (“Escrow Agent”)
______________________ (“Sellers’ Representative”)

From:	XFone, Inc. (“Purchaser”)

Date:	_______________________

Re:	Escrow Agreement Dated ____________, 200__ Among the Above-referenced Parties (“Escrow Agreement”)

Please be advised that pursuant to Section 2(a) of the Escrow Agreement you are hereby notified that Adverse Consequences (as defined in the Stock Purchase Agreement dated ________________, 2007) has been determined and you are hereby instructed to deliver to XFone, Inc. each NTS Seller’s Pro-Rata Share thereof from the Escrow Funds.

Check One:

____	This is the Adverse Consequences as determined for Pending Claims Notice dated.

____	This notice also constitutes a Pending Claims Notice and the Adverse Consequences arises out of the following:

Sincerely,

XFone, Inc.

By:
Title:

Exhibit C

SECOND AMENDMENT TO LEASE AGREEMENT

This is the Second Amendment to that certain Lease Agreement between NTS Communications, Inc., a Texas corporation with its offices at 5207 W. Loop 289, Lubbock, Texas 79414 (“Tenant”), and Shareholder Value, Ltd., a Texas limited partnership with its offices at 5307 W. Loop 289, Lubbock, Texas 79414(“Landlord”) dated October 3, 1997, as amended by the First Amendment to the Lease Agreement dated November 5, 1999, (the “Lease Agreement”).

Recitals

Whereas, the parties have obtained a series of appraisals in order to determine the market rental value of the Premises.

Whereas, based upon the appraisals, the parties have agreed to make changes to the Lease Agreement’s square footage of the Office Building and Base Rent.

Now, therefore, in consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by both the Landlord and Tenant, the parties agree to amend the terms of the Lease Agreement as follows:

Amendment

Premises.	The square footage of the Office Building shall be 45,072 square feet.

Base Rent:
Five Hundred Eighteen Thousand Three Hundred Twenty Eight and No/100 Dollars ($518,328.00) per annum, payable in monthly installments of Forty Three Thousand One Hundred Ninety Four and No/100 Dollars ($43,194.00) each.

It is the specified intent of the parties to modify the Lease Agreement as specifically stated in this Second Amendment.  All provisions of the Lease Agreement not specifically modified by this Second Amendment shall remain in full force and effect.

Executed this                                           day of                                           , 2007.

NTS COMMUNICATIONS, INC.                                                                                                SHAREHOLDER VALUE, LTD.
By: NTS Properties, L.C.,
General Partner

By:                                                                By:
Barbara Andrews, President                                                                                                Brad Worthington, President

Exhibit D

Noncompetition, Nondisclosure and Nonsolicitation Agreement

This Noncompetition, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made as of the ___ day of _____________, 200___, by and among Xfone, Inc., a Nevada corporation (“Purchaser”), on the one hand, and each of Telephone Electronics Corporation, Inc., a Mississippi corporation (“TEC”), Joseph D. Fail, Chris Chelette, Robert Healea, Joey Garner, and Walter Frank, severally and not jointly, each of such individuals being an officer or director of TEC or an affiliate of TEC, including NTS (as defined herein), on the other hand (the “TEC Affiliates” and together with TEC the “TEC Parties”).

RECITALS

A.
TEC owns 799,214 shares of the common stock which constitutes 63.5 percent (63.5%) of all the issued and outstanding Equity Interests of NTS Communications, Inc. (together with its subsidiaries “NTS”), and is the single largest shareholder of NTS.

B.
Concurrently with the execution and delivery of this Agreement, Purchaser is purchasing from TEC all of the Equity Interests owned by TEC in NTS pursuant to the terms and conditions of a stock purchase agreement made as of the ____day of August, 2007 (the “Stock Purchase Agreement”).

C.
Section 2.5(q) of the Stock Purchase Agreement requires that a noncompetition agreement in the form of this Agreement be executed and delivered by the TEC Parties to Purchaser on or before the Closing.

D.
This Agreement represents all of the agreements and obligations of any of the TEC parties arising under Section 2.5 of the Stock Purchase Agreement or otherwise with regard to the subject matter hereof, including the Confidential Information (as subsequently defined) of NTS.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.            DEFINITIONS

“Confidential Information,” is defined in Section 2.

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

2.           ACKNOWLEDGMENTS BY THE TEC PARTIES

Each of the TEC Parties acknowledge that he (or it) has occupied a position of trust and confidence with TEC or NTS prior to the date hereof and has had access to and has become familiar with the following, any and all of which constitute confidential information of NTS (collectively the “Confidential Information”): Except as provided in the final sentence of this paragraph, (a) any and all trade secrets concerning the business and affairs of NTS, including product specifications, data, compositions, processes, past, current and planned research and development, current and planned construction, products and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures architectures processes, improvements, devices, know-how, discoveries, concepts, methods and information of NTS’s business and any other information, however documented, of NTS that is a trade secret within the meaning of applicable law as of the date hereof; (b) any and all information concerning the business and affairs of NTS (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, personnel training and techniques and confidential information related to NTS’ customers, however documented; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for NTS containing or based, in whole or in part, upon any information included in the foregoing which has been treated as confidential by NTS or the creator thereof, as the case may be.  Notwithstanding the foregoing, the Confidential Information shall not include: (i) information that has been provided to TEC or any TEC Party solely in connection with such person or entity’s (or such person’s status as an officer or agent of another business entity) commercial dealings with NTS, outside of the TEC Party’s relationship of authority or trust with NTS, if any, (ii) information readily ascertainable or compilable from the books and records of any other business or governmental entity, other than those provided to a TEC Party in confidence by NTS, (iii) information that relates to the business dealings between TEC and its affiliates and the TEC Parties, on the one hand, and NTS on the other, other than any information received in such TEC Party’s service as an officer or director of NTS, (iv) information which is also the confidential information of TEC or any of the TEC Parties, or their respective Affiliates.

Each of the TEC Parties acknowledge that (a) the business of NTS relating to the use and operation of all its assets prior to Closing (the “Business”) is interstate in scope but relates primarily to that part of the State of Texas west of a line drawn from the Grayson County Courthouse to the Jefferson County Court House (the “Primary Market”); (b) its products and services related to such Business are marketed in several regions of the United States, including the Primary Market; (c) NTS’ s Business prior to Closing competes with other businesses that are or could be located in any part of the United States; (d) Purchaser has required that each of the TEC Parties make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the closing of the Stock Purchase Agreement; (e) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve NTS and its Business and the Purchaser’s interests in and right to the use and operation of the Business from and after Closing; and (f) Purchaser would be irreparably damaged if any of the TEC Parties were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

3.           CONFIDENTIAL INFORMATION

Each of the TEC Parties acknowledge and agree that the protection of the Confidential Information is necessary to protect and preserve the value of the Business. Therefore, each of the TEC Parties hereby agree not to disclose to any unauthorized Persons or use for his or its own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory any of the TEC Parties, without Purchaser’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to by the public other than as a result of the TEC Party’s fault, the provisions hereof are waived by Purchaser or the disclosure in question is required by applicable law or process of law.  Notwithstanding the foregoing, however, no provision of this agreement shall be deemed to limit the ability of any TEC Party to provide truthful testimony or to offer truthful information to any agent of the United States Government or any member of the United States Congress.

4.           NONCOMPETITION AND NONSOLICITATION

As an inducement for Purchaser to enter into the Stock Purchase Agreement and as additional consideration for the consideration to be paid to TEC under the Stock Purchase Agreement, each of the TEC Parties agree that:

(a)           For a period of two (2) years after the Closing:

(i)           TEC will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person, engaged in or planning to become engaged in providing to any Primary Market Customer, local or long distance telecommunications services or any other products or services which compete with the products and services provided by NTS prior to the Closing (“Competitive Products”), including without limitation, local, long distance, broadband, dial up data services, wireless, DSL, Voice-over-Internet Protocol (VoIP).  TEC agrees that this covenant is reasonable with respect to its duration, geographical area and scope.  For the purposes hereof, a “Primary Market Customer” shall be any individual resident in, or any business entity whose principal executive offices are located in, the Primary Market Area.

(ii)           The TEC Parties, severally and not jointly, will not directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person, other than a Current Competitor, engaged in or planning to become engaged in providing to any Primary Market Customer, local or long distance telecommunications services or any other products or services which compete with the Competitive Products, including without limitation, local, long distance, broadband, dial up data services, wireless, DSL, Voice-over-Internet Protocol (VoIP).  The TEC Parties agree that this covenant is reasonable with respect to its duration, geographical area and scope.  For the purposes hereof, the “Current Competitors” shall mean those business entities of which a TEC Party is the record or beneficial owner of less than all of such entity’s debt or equity securities as of the date hereof, and which is currently offering or proposing to offer Competitive Products in the Primary Market, including but not limited to Randy White Telecommunications, Inc.

(iii)           Each of the TEC Parties agree not to, directly or indirectly, (A) induce or attempt to induce any employee of NTS or any NTS employee who becomes an employee of Purchaser in connection with the purchase of the Business to leave the employ of NTS or Purchaser; (B) in any way interfere with the relationship between Purchaser and any such employee of NTS or Purchaser; (C) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of NTS or Purchaser at a time when such employee is an employee of NTS anywhere or Purchaser within the Primary Market; (D) induce or attempt to induce any supplier, licensee or other Person, other than customers, to cease doing business with NTS or in any way interfere with the relationship between any such supplier, licensee or other business entity and NTS, or (E) except that no provision hereof shall limit the ability of the Current Competitors to compete with NTS (other than through individual efforts of a TEC Party), induce or attempt to induce any customer of NTS to cease doing business with NTS or in any way interfere with the relationship between any such customer and NTS.

(iv)           Each of the TEC Parties agree that they (or it) will not, directly or indirectly, solicit the business of any Person who they know to be a customer of NTS, whether or not the TEC Party had personal contact with such Person prior to Closing; provided that such limitation shall not limit the ability of the Current Competitors to compete with NTS other than through the personal efforts of a TEC Party.

(b)           In the event of a breach by any of the TEC Parties of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

(c)           Neither TEC nor any of the TEC Parties will, at any time during or after the two year period, intentionally disparage Purchaser, NTS, or the business conducted by Purchaser or any person known by TEC or such TEC Party, respectively, to be a director or officer of NTS or Purchaser.

5.           REMEDIES

If any of the TEC Parties breaches the covenants set forth in Sections 3 or 4 of this Agreement, Purchaser will be entitled to the following remedies:

(a)           Damages from TEC and the TEC Party who breached such covenants;

(b)           In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Purchaser and would be an inadequate remedy for such breach.

(c)           Notwithstanding any provision hereof to the contrary, the obligations of TEC and the TEC Parties hereunder are several and not joint; provided that the foregoing shall not limit TEC’s liability, if any, for the conduct of its directors, officers, employees and agents acting in such capacity.

(d)           The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6.           SUCCESSORS AND ASSIGNS

This Agreement will be binding upon Purchaser and each TEC Party and will inure to the benefit of Purchaser and its successors.

7.           WAIVER

Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.

8.           GOVERNING LAW

This Agreement will be governed by the laws of the State of Mississippi.

9.           JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Mississippi, County of Rankin, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.           SEVERABILITY

Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the TEC Parties to the greatest extent permissible.

11.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.           SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “Including” does not limit the preceding words or terms.

13.           NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also promptly mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Joseph D. Fail

Telephone No:
Facsimile No:
Email:

with a copy to:
Attention:
Facsimile No:

Chris Chelette

Telephone No:
Facsimile No:
Email:

with a copy to:
Attention:
Facsimile No:

Robert Healea

Telephone No:
Facsimile No:
Email:

with a copy to:
Attention:
Facsimile No:

Joey Garner

Telephone No:
Facsimile No:
Email:

with a copy to:
Attention:
Facsimile No:

Walter Frank

Telephone No:
Facsimile No:
Email:

with a copy to:
Attention:
Facsimile No:

TEC:	Telephone Electronics Corporation
Attention:

Telephone No:
Facsimile No:

with a copy to:

Attention:
Facsimile No:

Purchaser:                              Xfone, Inc.
Britannia House
960 High Road
London, N129RY
United Kingdom
Attention:                                Guy Nissenson
Telephone:                                +44 208-446-9494
Facsimile:                                +44 208-446-7010
Email:                                guy@Xfone.com

and

Xfone USA, Inc.
2506 Lakeland Drive, Suite 100
Flowood, MS  39232
Attention:                                Wade Spooner
Telephone:                                (601) 664-1108
Facsimile:                                (601) 664-1190
Email:                      wspooner@expetel.com

with a mandatory
copy to:

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street (39202)
P. O. Box 427
Jackson, MS 39205-0427
Attention:                                Gina M. Jacobs
Telephone:                                601-949-4705
Facsimile:                                601-949-4804
Email:                                gjacobs@watkinsludlam.com

14.	ENTIRE AGREEMENT

This Agreement and the Stock Purchase Agreement, together with all exhibits and schedules attached thereto, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

TEC PARTIES: TELEPHONE ELECTRONICS CORPORATION, INC. By: _________________________, President	PURCHASER: XFONE, INC. Guy Nissenson, President

Joseph D. Fail, Individually Chris Chelette, Individually Robert Healea, Individually Joey Garner, Individually Walter Frank, Individually

 PURCHASER SCHEDULES

Schedule 4.3 - Required Consents

•
Approval of any related “Application for Listing of Securities” by the TASE. [Applicable in the event that Purchaser’s shares of common stock are to be issued (or to be issuable upon conversion) in connection with the Contemplated Transactions].

•	Approval of any related “Additional Listing Application” by AMEX.
[Applicable in the event that Purchaser’s shares of common stock are to be issued (or to be issuable upon conversion) in connection with the Contemplated Transactions].

•	Approval of the Contemplated Transactions by the Purchaser's shareholders.

[Applicable in the event that the number of Purchaser’s shares of common stock to be issued (or to be issuable upon conversion) in connection with the Contemplated Transactions exceeds 20% of the Purchaser’s outstanding shares of common stock].

Schedule 4.4 - Non-Contravention

 None.

Schedule 4.8 - Broker's Fees

Oberon Securities, LLC